Exhibit 10.26

EXECUTION VERSION

ASSET PURCHASE AGREEMENT

by and among

GARY JONAS COMPUTING LTD.
as Jonas Canada,

SMS SOFTWARE HOLDINGS LLC
as U.S. Purchaser,

JONAS COMPUTING (UK) LTD.
as U.K. Purchaser,

PAR SPRINGER-MILLER SYSTEMS, INC.
as PSMS Seller,

SPRINGER-MILLER INTERNATIONAL, LLC
as SMI Seller,

SPRINGER-MILLER CANADA, ULC
as Canadian Seller,

PARTECH, INC.
as Warrantor,

and

CONSTELLATION SOFTWARE INC.
as Limited Guarantor

Dated as of November 4, 2015

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of the day of November 4, 2015 by and among Gary Jonas Computing Ltd., an Ontario corporation (the “Jonas Canada”), Jonas USA LLC, a Delaware limited liability company (the “U.S. Purchaser”), Jonas Computing (UK) Ltd. (the “U.K. Purchaser”) a corporation incorporated under the laws of England and Wales, PAR Springer-Miller Systems, Inc., a Delaware corporation (the “PSMS Seller”), Springer-Miller International, LLC, a Delaware limited liability company (the “SMI Seller”) , Springer-Miller Canada, ULC a Nova Scotia unlimited liability company(the “Canadian Seller”), ParTech, Inc., a New York corporation (the “Warrantor”) and for purposes of Section 7.1 only, Constellation Software Inc., an Ontario corporation (the “Limited Guarantor”).

WHEREAS, the Group is engaged in the Business (as such terms are hereinafter defined);

and

WHEREAS, the Group desires to sell, and Jonas Canada desires to purchase, the intellectual property assets pertaining to the Business along with certain other assets of the Business located in Canada and Malaysia, upon and subject to the terms and conditions hereinafter set forth; and

WHEREAS, the Group desires to sell, and U.K. Purchaser desires to purchase, certain assets of the Business located in the United Kingdom, upon and subject to the terms and conditions hereinafter set forth;

WHEREAS, the Group desires to sell, and the U.S. Purchaser desires to purchase, certain of the other assets pertaining to the Business upon and subject to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained and for other good and valuable consideration the receipt and sufficiency of which is mutually acknowledged and intending to be legally bound hereby, the parties hereto agree as follows:

1.	INTERPRETATION

1.1	Definitions. In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Agreement” means this agreement and all schedules and exhibits hereto and all amendments made hereto and thereto by written agreement between PSMS Seller, SMI Seller, Canadian Seller, Jonas Canada, U.K. Purchaser, U.S. Purchaser, the Limited Guarantor, and the Warrantor.

“Assets” means the assets referred to or described in Sections 2.1 and 2.2, but not including the Excluded Assets.

“Assignment and Assumption Agreement” has the meaning set out in Section 6.1(a) (iv).

“Assignment Exceptions Contracts” has the meaning set out in Section 2.9.

“Assumed Contracts” means the Contracts of the Group listed in Schedule L.

“Balance Sheet” means the consolidated balance sheet of the Group.

“Balance Sheet Date” means December 31, 2014.

“Base Purchase Price” has the meaning set out in Section 2.4.

“Benefit Plan” means any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded (including without limitation, each “employee benefit plan”, within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974 (ERISA)) which is maintained, contributed to, or required to be contributed to, by the Group or any affiliate of the Group for the benefit of any employee, or with respect to which the Group or any affiliate of the Group has or may have any liability or obligation.

“Business” means the business carried on by or on behalf of the Group as at the Closing Date, including all business being planned and all inactive lines of business previously carried on by the Group prior to the Closing Date that the Group has rights to as of the Closing Date.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in the State of New York or the Province of Ontario.

“Canadian Assets” means those assets listed in Section 2.2A.

“Canadian Seller” has the meaning set out in the preamble hereto.

“Claims” means all losses, damages, expenses, liabilities, claims and demands of whatever nature or kind including, without limitation, reasonable legal fees and costs.

“Closing Date” means the date hereof.

“Closing Date Balance Sheet” means the Balance Sheet as at the Closing Date.

“Closing NTA” has the meaning set out in Section 2.6(b).

“Closing Payment” has the meaning set out in Section 2.4(a).

“Code” means the Internal Revenue Code of 1986, as amended.

“Collected Accounts Receivable” means those accounts receivable of the Group received and collected by the Purchasers exercising reasonable and customary collection practices from the Closing Date until the date that is 180 days following the Closing Date.

“Consequential Damages” means consequential, incidental or special damages as such terms are defined or interpreted under New York law, including without limitation, any such consequential damages which are lost profits or lost opportunities, but excluding any damages arising in the case of Fraud.

“Contracts” means any contract, agreement, entitlement, commitment or license by which the Group is bound including, without limitation, all licenses, support and maintenance contracts applicable to the Software.

“Developers” has the meaning set out in Section 3.1(j)(i).

“Direct Claims” has the meaning set out in Section 4.4.

“Employment Agreements” has the meaning set out in Section 5.1(a)(vi).

“Environmental Laws” has the meaning set out in Section 3.1(ff).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set out in Section 2.8(g).

“Estimated NTA” has the meaning set out in Schedule M.

“Excess” has the meaning set out in Section 2.6(c).

“Excluded Assets” means the property and assets described in Section 2.3.

“Financial Statements” has the meaning set out in Section 3.1(g)(i).

“Fraud” means a material representation or statement made by the Group or the Warrantor that is deliberately made, and known to be untrue by the party making such representation or statement, or an omission of a material fact where such omission is deliberately made by any such person and known to such person, in light of the circumstances under which they were made, to be misleading.

“Group” means collectively and individually, as the context of this Agreement requires, the PSMS Seller, the SMI Seller, and the Canadian Seller.

“Group Disclosure Schedules” has the meaning set out in Section 1.5.

“Group’s Documents” has the meaning set out in Section 4.1(a)(i).

“Group’s Representative” means the Chief Financial Officer of PAR Technology Corporation.

“Hazardous Substances” has the meaning set out in Section 3.1(ff).

“Holdback Amount” means the sum of $4,500,000.

“Holdback Release Date” means the first Business Day that is eighteen (18) months after the Closing Date, subject to extension in connection with the finalization of the Closing Date Balance Sheet to be determined pursuant to Section 2.6(b).

“Intellectual Property” has the meaning set out in Section 2.1(b).

“Interim Date” means June 30, 2015.

“Jonas Canada” has the meaning set out in the preamble hereto.

“Key Employees” means the employees listed in Schedule G.

“Leases” means those lease agreements listed in Schedule L, in respect of the Leased Premises.

“Leased Premises” means that certain property as listed in Schedule L leased by the Group pursuant to the Lease.

“Licensed Technology” has the meaning set out in Section 3.1(i) (ii).

“Lien” includes any security interest, mortgage, pledge, encumbrance, assignment by way of security, deed of trust, lien, charge or other similar encumbrance.

“Limited Guarantor” has the meaning set out in the preamble hereto.

“Malaysian Employees” has the meaning set out in Section 4.11(a).

“Malaysian Assets” means those assets listed in Section 2.2C.

“Material Adverse Effect” means a change, effect, condition or circumstance that is reasonably deemed to be material and adverse to the Assets or the Business or otherwise materially adversely affects the ability of the Group to consummate the transactions contemplated hereby, except for any such changes or effects to the extent resulting, directly or indirectly, from (i) the public announcement of, or performance of the transactions contemplated by or pursuant to this Agreement, (ii) changes in GAAP or any applicable law, (iii) any act of terrorism or war in excess of hostilities currently taking place, (iv) changes in general economic or political conditions or the financial, banking or securities markets, (v) conditions generally affecting the industries in which the Business operates, or (vi) any natural or man-made disaster or act of God; except in the case of (ii), (iii),(iv) and (v), to the extent any such change, effect, condition or circumstance has had a materially disproportionate effect on the Assets or the Business, as compared to other persons in the industry in which the Group participates.

“Net Tangible Assets” means the book value of the Tangible Assets less the book value of the Tangible Liabilities, determined in accordance with GAAP and the principles and methodology set out in Schedule M.

“Open Source Materials” means, collectively, software or other materials that are distributed as “free software” (as defined by the Free Software Foundation), “open source software” (meaning software distributed under any license approved by the Open Source Initiative as set forth at www.opensource.org) or under a similar licensing or distribution model (including under a GNU General Public License (GPL), a GNU Lesser General Public License (LGPL), a Mozilla Public License (MPL), a BSD license, an Artistic License, a Netscape Public License, a Sun Community Source License (SCSL), a Sun Industry Standards License (SISL) and an Apache License).

“Permitted Liens” means Liens for taxes not yet due and payable or being contested in good faith, mechanics’, materialmen’s, carriers’, workmen’s, repairmen’s, contractors’ and warehousemen’s Liens arising or incurred in the ordinary course of business, and Liens listed and described in Schedule P but only to the extent such Liens confirm to their description in Schedule P.

“Preliminary NTA Payment” has the meaning set out in Section 2.6(g);

“Preliminary Closing Date Balance Sheet” has the meaning set out in Section 2.6(h);

“Preliminary Closing NTA” has the meaning set out in Section 2.6(h);

“Preliminary Excess Payment” Section 2.6(h);

“Preliminary Shortfall Payment” Section 2.6(h);

“Principal” means a shareholder, director or officer of the Group.

“PSMS Seller” has the meaning set out in the preamble hereto.

“Purchasers” means collectively, Jonas Canada, the U.K. Purchaser, and the U.S. Purchaser.

“Purchasers’ Documents” has the meaning set out in Section 4.2(a) (i).

“Purchasers Guaranteed Obligations” has the meaning set out in Section 7.1.

“Purchasers Indemnitees” has the meaning set out in Section 4.1(a).

“Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended).

“Released Parties” has the meaning set out in Section 7.16.

“Retained Liabilities” has the meaning set out in Section 2.8.

“Reviewing Accountant” has the meaning set out in Section 2.6(b).

“Shortfall” has the meaning set out in Section 2.6(d).

“Software” means the computer programs known by the names as set out in Schedule C, including all versions thereof, and all related documentation, manuals, source code and object code, program files, data files, computer related data, field and data definitions and relationships, data definition specifications, data models, program and system logic, interfaces, program modules, routines, sub-routines, algorithms, program architecture, design concepts, system designs, program structure, sequence and organization, screen displays and report layouts, and all other material related to the said computer programs, all as they exist at the Time of Closing, whether under development or as currently being marketed by the Group.

“Tangible Assets” means Collected Accounts Receivable, cash and cash equivalents, inventory, pre-paid expenses and net fixed assets (net of accumulated depreciation and excluding any capitalized development expenses), but excluding deferred tax assets and other intangible assets such as goodwill and capitalized software development costs.

“Tangible Liabilities” means accounts payable, advanced billings/deferred revenue, income tax payable, sales tax payable, other tax payable, employee related payables (e.g. benefits, payroll taxes, accrued vacation and accrued commissions), accrued expenses, but excluding all amounts owing to financial institutions, shareholders, employees or any other non-arm’s length party.

“Third Party Claim” has the meaning set out in Section 4.4.

“Third Party Programs” has the meaning set out in Section 3.1(j)(iv).

“Time of Closing” means 5:00 p.m. (Eastern Standard Time) on the Closing Date. “Transitional Services Agreement” has the meaning set out in Section 5.1(a)(vii).

“U.K. Assets” means those assets listed in Section 2.2B.

“U.K. Employees” has the meaning set out in Section 4.10(a).

“U.K. Purchaser” has the meaning set out in the preamble hereto.

“U.S. Purchaser” has the meaning set out in the preamble hereto.

“VAT” means value added tax.

“WARN” has the meaning set out in Section 2.8.

“Warrantor” means Partech, Inc..

“Warrantor Indemnitees” has the meaning set out in Section 4.2(a).

1.2	Knowledge. Where any representation or warranty contained in this Agreement is expressly qualified by reference to the “knowledge of the Group or the Warrantor” or to any similar expression, it will be deemed to refer to the actual knowledge of Lawrence W. Hall, Victor L. Vesnaver, Ron Casciano, Viola A. Murdock and Rick Stone after reasonable internal investigation as to the accuracy and completeness of the representations and warranties herein.

1.3	Extended Meanings. In this Agreement words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations, companies and corporations.

1.4	Accounting Principles. Wherever in this Agreement reference is made to a calculation to be made or an action to be taken in accordance with generally accepted accounting principles (“GAAP”), such reference will be deemed to be to the generally accepted accounting principles from time to time approved by the Financial Accounting Standards Board, or any successor entity, applicable as at the date on which such calculation or action is made or taken or required to be made or taken in accordance with generally accepted accounting principles consistently applied..

1.5	Currency. All references to currency herein are to lawful money of the United States of America.

1.6	Schedules. The following are the Schedules attached hereto and incorporated by reference and deemed to be part hereof (all of such Schedules constituting the “Group Disclosure Schedules”):

Schedule A -  Financial Statements
Schedule B - Computer and Other Equipment
Schedule C - Software and Intellectual Property
Schedule D - Disclosure Schedule
Schedule E -  Employee and Contractor Agreements
Schedule F -  Inventory
Schedule G - List of Key Employees
Schedule H - Insurance
Schedule I -  Accounts Payable
Schedule J -  Accounts Receivable
Schedule K - Form of Employment Agreement
Schedule L -  Assumed Contracts
Schedule M - Template Net Tangible Assets (NTA) Calculation
Schedule N - Purchase Price Allocation
Schedule O - Interim Financial Statements
Schedule P -  Permitted Liens
Schedule Q -  Certificates of the Group to be Delivered at Closing
Schedule R -  Form of Transitional Services Agreement
Schedule S -  Certificates of the Purchasers to be Delivered at Closing
Schedule T -  List of the Group’s Documents
Schedule U - Targeted Gross Revenue and Targeted EBITA
Schedule V - Specific Excluded Assets
Schedule W - Persons for Purposes of Section 5.1(a)(x)
Schedule X - Persons for Purposes of Section 7.2
Schedule 2.9 - Assignment Exception Contracts and Procedures Related Thereto

2.	SALE AND PURCHASE OF ASSETS

2.1	Purchase and Sale of Software and Intellectual Property.

Upon and subject to the terms and conditions hereof, the Group will sell, convey, assign and transfer in perpetuity to Jonas Canada free and clear of all Liens, other than Permitted Liens, and Jonas Canada will purchase, wherever such assets are located and whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Group’s books or financial statements:

(a)	the Software, and all intellectual property rights of the Group in the Software; and

(b)	all of the intellectual property owned by the Group and used or currently being developed for use by the Group and all rights of the Group therein, worldwide, whether registered or unregistered (collectively with the Software, the “Intellectual Property”), including:

(i)	Copyrights - all copyrights owned by the Group, including without limitation, all copyrights in and to the computer software programs listed in Schedule C, including the Software and all applications and registrations of such copyrights;

(ii)	Trademarks; Domain Names - all trademarks, tradenames, service marks, brand names, logos, domain names or the like owned by the Group, whether used in association with wares or services, including without limitation, those trademarks listed in Schedule C and all applications, registrations, renewals, modifications and extensions of such trademarks and domain names;

(iii)	Patents – all patents, patent applications and other patent rights, if any, of the Group;

(iv)	Technology - all technology created, developed or acquired by the Group, whether or not patented or patentable and whether or not fixed in any medium whatsoever, including without limitation, all inventions, know how, techniques, processes, procedures, methods, trade secrets, research and technical data, records, formulae, designs, industrial designs, sketches, patterns, databases, specifications, schematics, blue prints, flow charts or sheets, equipment and parts lists and descriptions, samples, reports, studies, findings, algorithms, instructions, guides, manuals, and plans for new or revised products and/or services; and

(v)	Licenses - all licenses and sub-licenses listed in Schedule C in which the Group is a licensee of intellectual property of a nature described in paragraphs (i) - (iv).

For the avoidance of doubt, Group may retain, for archival purposes only, one copy of the Intellectual Property, provided that the Group’s confidentiality obligations in Section 6.2 shall extend to such Intellectual Property for as long as such Intellectual Property is retained.

2.2	A. Purchase and Sale of Assets in Canada. Upon and subject to the terms and conditions hereof, the Group will sell, assign and transfer to Jonas Canada free and clear of all Liens, other than Permitted Liens, and Jonas Canada will purchase from the Group as a going concern, as of and with effect from the opening of business on the Closing Date, the following assets, whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Group’s books or financial statements:

(a)	All computer and other equipment and accessories and supplies of all kinds owned by the Group located in Canada (except to the extent any of the foregoing are or relate to Excluded Assets) including, without limitation, those items listed in Schedule B1;

(b)	All right, title and interest of the Group in, to and under the Assumed Contracts listed in Schedule L1, including the benefit of all unfilled orders received by the Group in connection with such Assumed Contracts;

(c)	All prepaid expenses and deposits relating to the Canadian Assets;

(d)	All inventory listed on Schedule F1;

(e)	The benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Group on the purchase or other acquisition of any part of the Canadian Assets;

(f)	All books, records or files of the Canadian Seller including, without limitation all financial, production, personnel, sales and customer records (except to the extent any of the foregoing are or relate to Excluded Assets);

(g)	All cash, term or time deposits owned or held by or for the account of the Canadian Seller;

(h)	All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Canadian Seller (except to the extent any of the foregoing are or relate to Excluded Assets), all of which are listed in Schedule J1 hereto;

(i)	All claims, choses in action, causes of action and judgments relating to the Canadian Assets;

(j)	All certifications, franchises, approvals, licenses, orders, registrations, certificates, and other similar rights of the Canadian Seller obtained from any governmental authority or professional or trade organization and all pending applications therefor relating to the Business;

(k)	All customer and supplier lists and (to the extent not otherwise used by the Canadian Seller) all rights of the Canadian Seller to the telephone and facsimile numbers utilized by Canadian Seller in conducting the Business;

(l)	All rights of Canadian Seller to proceeds of insurance policies to the extent that such policies cover the alleged or actual damage, destruction or impairment of assets (including, but not limited to, bodily injury) or other rights described in Section 2.1 and this Section 2.2, which damage, destruction or impairment occurred on or prior to the Closing Date;

(m)	All work in process of the Canadian Seller relating to the Business;

(n)	All rights of the Canadian Seller under any non-compete agreements relating to the Business, to the extent assignable without consent of the other party thereto; and

(o)	All rights of the Canadian Seller in and to the Leased Premises under the Leases.

B.            Purchase and Sale of Assets in United Kingdom. Upon and subject to the terms and conditions hereof, the Group will sell, assign and transfer to U.K. Purchaser free and clear of all Liens, other than Permitted Liens, and U.K. Purchaser will purchase from the Group as a going concern, as of and with effect from the opening of business on the Closing Date, the following assets, whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Group’s books or financial statements:

(a)	All computer and other equipment and accessories and supplies of all kinds owned by the Group located in United Kingdom (except to the extent any of the foregoing are or relate to Excluded Assets) including, without limitation, those items listed in Schedule B2;

(b)	All right, title and interest of the Group in, to and under the Assumed Contracts listed in Schedule L2, including the benefit of all unfilled orders received by the Group in connection with such Assumed Contracts;

(c)	All prepaid expenses and deposits relating to the U.K. Assets;

(d)	All inventory listed on Schedule F2;

(e)	The benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Group on the purchase or other acquisition of any part of the U.K. Assets;

(f)	All books, records or files of the Group relating to the U.K. Assets including, without limitation any such financial, production, personnel, sales and customer records (except to the extent any of the foregoing are or relate to Excluded Assets);

(g)	All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Group relating to the U.K. Assets (except to the extent any of the foregoing are or relate to Excluded Assets), all of which are listed in Schedule J2 hereto;

(h)	All claims, choses in action, causes of action and judgments relating to the U.K. Assets;

(i)	All certifications, franchises, approvals, licenses, orders, registrations, certificates, and other similar rights of the Group relating to the U.K. Assets obtained from any governmental authority or professional or trade organization and all pending applications therefor relating to the Business;

(j)	All customer and supplier lists and all rights of the Group to the telephone and facsimile numbers relating to the U.K. Assets and utilized by the Group in conducting the Business;

(k)	All rights of the Group to proceeds of insurance policies to the extent that such policies cover the alleged or actual damage, destruction or impairment of the U.K. Assets (including, but not limited to, bodily injury), which damage, destruction or impairment occurred on or prior to the Closing Date;

(l)	All work in process of the Group relating to the U.K. Assets and the Business;

(m)	All rights of the Group under any non-compete agreements relating to the U.K. Assets and the Business, to the extent assignable without consent of the other party thereto; and

(n)	All rights of the Group in and to the Leased Premises under any Lease for property located in the United Kingdom.

C.            Purchase and Sale of Assets in Malaysia. Upon and subject to the terms and conditions hereof, the Group will sell, assign and transfer to Jonas Canada free and clear of all Liens, other than Permitted Liens, and Jonas Canada will purchase from the Group as a going concern, as of and with effect from the opening of business on the Closing Date, the following assets, whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Group’s books or financial statements:

(a)	All computer and other equipment and accessories and supplies of all kinds owned by the Group located in Malaysia (except to the extent any of the foregoing are or relate to Excluded Assets) including, without limitation, those items listed in Schedule B3;

(b)	All right, title and interest of the Group in, to and under the Assumed Contracts listed in Schedule L3, including the benefit of all unfilled orders received by the Group in connection with such Assumed Contracts;

(c)	All prepaid expenses and deposits relating to the Malaysian Assets;

(d)	All inventory listed on Schedule F3;

(e)	The benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Group on the purchase or other acquisition of any part of the Malaysian Assets;

(f)	All books, records or files of the Group relating to the Malaysian Assets including, without limitation any such financial, production, personnel, sales and customer records (except to the extent any of the foregoing are or relate to Excluded Assets);

(g)	All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Group relating to the Malaysian Assets (except to the extent any of the foregoing are or relate to Excluded Assets), all of which are listed in Schedule J3 hereto;

(h)	All claims, choses in action, causes of action and judgments relating to the Malaysian Assets;

(i)	All certifications, franchises, approvals, licenses, orders, registrations, certificates, and other similar rights of the Group relating to the Malaysian Assets obtained from any governmental authority or professional or trade organization and all pending applications therefor relating to the Business;

(j)	All customer and supplier lists and all rights of the Group to the telephone and facsimile numbers relating to the Malaysian Assets and utilized by the Group in conducting the Business;

(k)	All rights of the Group to proceeds of insurance policies to the extent that such policies cover the alleged or actual damage, destruction or impairment of the Malaysian Assets (including, but not limited to, bodily injury), which damage, destruction or impairment occurred on or prior to the Closing Date;

(l)	All work in process of the Group relating to the Malaysian Assets and the Business;

(m)	All rights of the Group under any non-compete agreements relating to the Malaysian Assets and the Business, to the extent assignable without consent of the other party thereto; and

(n)	All rights of the Group in and to the Leased Premises under any Lease for property located in Malaysia.

D.            Purchase and Sale of Assets in the United States and Other Assets. Upon and subject to the terms and conditions hereof, the Group will sell, assign and transfer to the U.S. Purchaser free and clear of all Liens, other than Permitted Liens, and the U.S. Purchaser will purchase from the Group as a going concern, as of and with effect from the opening of business on the Closing Date, the following assets, wherever such assets are located and whether such assets are tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in Group’s books or financial statements, but specifically excluding the Excluded Assets, the Canadian Assets, the U.K. Assets, and the Malaysian Assets:

(a)	All computer and other equipment and accessories and supplies of all kinds owned by the Group whether located in or on the premises of the Group or elsewhere (except to the extent any of the foregoing are or relate to Excluded Assets) including, without limitation, those items listed in Schedule B4;

(b)	All right, title and interest of the Group in, to and under the Assumed Contracts listed in Schedule L4, including the benefit of all unfilled orders received by the Group;

(c)	All prepaid expenses and deposits relating to the Assets;

(d)	All inventory listed on Schedule F4;

(e)	The benefit of all representations, warranties, guarantees, indemnities, undertakings, certificates, covenants, agreements and the like and all security therefore received by the Group on the purchase or other acquisition of any part of the Assets;

(f)	All books, records or files of the Group including, without limitation all financial, production, personnel, sales and customer records (except to the extent any of the foregoing are or relate to Excluded Assets);

(g)	All cash, term or time deposits owned or held by or for the account of the Group;

(h)	All accounts receivable, trade accounts, notes receivable, book debts and other debts due or accruing due to the Group (except to the extent any of the foregoing are or relate to Excluded Assets), all of which are listed in Schedule J4 hereto;

(i)	All claims, choses in action, causes of action and judgments relating to the Assets;

(j)	All certifications, franchises, approvals, licenses, orders, registrations, certificates, and other similar rights obtained from any governmental authority or professional or trade organization and all pending applications therefor relating to the Business;

(k)	All customer and supplier lists and all Group rights to the telephone and facsimile numbers utilized by Group in conducting the Business;

(l)	All rights to proceeds of insurance policies to the extent that such policies cover the alleged or actual damage, destruction or impairment of assets (including, but not limited to, bodily injury) or other rights described in Section 2.1 and this Section 2.2, which damage, destruction or impairment occurred on or prior to the Closing Date;

(m)	All work in process of the Group relating to the Business;

(n)	All rights of the Group under any non-compete agreements relating to the Business, to the extent assignable without consent of the other party thereto; and

(o)	All rights of the Group in and to the Leased Premises under the Leases.

2.3	Excluded Assets. From and after the Closing Date, the Group shall retain all of its right, title and interest in and to, and there shall be excluded from the sale, conveyance, assignment or transfer to Purchasers hereunder, and the Assets shall exclude the following assets and properties:

(a)	Life insurance proceeds receivable in respect of the life of any Principal;

(b)	Amounts attributable to income or other taxes refundable and all refundable sales taxes, excise taxes, municipal taxes and like taxes and interest thereon refundable to the Group in respect of any period ending prior to the Closing Date;

(c)	All notes receivable, or other debts due or accruing due to the Group from any Principal;

(d)	All books and records relating to the Excluded Assets and the charter, taxpayer and other identification numbers, seals, minute books, unit transfer records and other documents related to the organization, maintenance and existence of the Group or its subsidiaries as legal entities (for avoidance of doubt, Group may retain for archival purposes, copies of all assets described in Section 2.2(f); provided that the Group’s confidentiality obligations in Section 6.2 shall extend to such assets for as long as such assets are retained);

(e)	All of the Group's rights under this Agreement;

(f)	All rights, duties and obligations of the Group relating to any and all employment and consulting agreements of any nature between it and any employee or consultant (other than any Employment Agreements in the form of Schedule K to be entered into in connection with this Agreement as set forth on Schedule G);

(g)	All insurance policies owned and maintained by the Group and all rights thereunder other than to the extent specifically referenced in Section 2.2(l) hereof;

(h)	Those specific assets listed in Schedule V; and

(i)	All claims of the Group related to the Excluded Assets, whether choate or inchoate, known or unknown, contingent or non-contingent.

2.4	Payment of Purchase Price; Earn-Out. Subject to adjustment (if any) pursuant to the terms of Section 2.6 (Price Adjustment and Payment of Holdback Amount), Section 2.11 (Setoff of Claims) and any Claims by the Purchasers under the representations, warranties and covenants set out in this Agreement, the base consideration (the “Base Purchase Price”) payable by the Purchasers to the Group for the Assets is $16,600,000. The Base Purchase Price shall be paid as follows:

(a)	a fixed payment equal to $12,100,000 will be paid at the Time of Closing (“Closing Payment”); and

(b)	the Holdback Amount will be held by the Purchasers, and subject to the terms of this Agreement, paid on the Holdback Release Date.

(c)	Earn-Out.

(i)	As additional consideration for the Assets, subject to the terms and conditions set forth below, the Purchasers will pay to the Group an aggregate amount, if any (the “Earn-Out Amount” and collectively with the Base Purchase Price, the “Purchase Price”), of up to $1,500,000, as follows:

(A)	Up to $500,000 of the Earn-Out Amount shall be payable with respect to each of the calendar years 2016, 2017 and 2018 in the event that the Business shall have earned (A) Gross Revenue for such calendar year period of not less than the Targeted Gross Revenue for such period as set forth on Schedule U, and (B) EBITA for such calendar year period of not less than the Targeted EBITA for such period as set forth on such Schedule U.

(B)	The Earn-Out Amount for any calendar year period shall be reduced by an amount equal to the amount, if any, by which the amount equal to the Targeted Gross Revenue for such period as set forth on Schedule U exceeds the Gross Revenue for such calendar year period, but not below zero. No Earn-Out Amount shall be payable unless the Business shall have earned EBITA in an amount equal to or greater than Targeted EBITA for such period as set forth in Schedule U. For the avoidance of doubt, the Earn-Out Amount will be calculated on an annual basis in accordance with the following formula:

Step 1: Does the EBITA for the calendar year in question meet or exceed the Targeted EBITA for such period? If the answer is “yes”, consider Step 2. If the answer is “no”, no Earn-Out Amount shall be payable in respect of such calendar year.

Step 2: Earn-Out Amount = $500,000 + GR - TGR (but where the Earn-Out Amount is not less than $0 and not more than $500,000)

Where:

“TGR” is the Targeted Gross Revenue for such calendar year “GR” is Gross Revenue for such calendar year

(ii)	Subject to Sections 2.4(c)(iv), 2.4(d), and 2.11, the Earn-Out Amount for the calendar years 2016, 2017, and 2018 will be paid by the Purchasers no later than April 15 of the following calendar year, by delivery to the Group by wire transfer of immediately available funds for an amount in dollars equal to the Earn-Out Amount for such year.

(iii)	On or before March 1 of the year following the calendar year for which the Earn-Out Amount is calculated, the Purchasers will deliver to the Group’s Representative a statement prepared by the Purchasers setting forth and stating whether any Earn-Out Amount is payable pursuant to this Section 2.4, with appropriate supporting calculations and supporting documentation (the “Earn-Out Statement”). After the Earn-Out Statement has been delivered by the Purchasers to the Group’s Representative, the Group’s Representative may within ten (10) Business Days after the receipt thereof exercise the right to dispute the Earn-Out Statement by so notifying the Purchasers in a written statement specifying the nature and reasons for the Group's Representative’s disagreement with the Purchasers' determination (an “Earn-Out Dispute Notice”). If no Earn-Out Dispute Notice is provided, the Earn-Out Amount shall be payable by the Purchasers pursuant to Section 2.4(c)(ii)) within five (5) Business Days from the completion of the ten Business Day period referred to above. If an Earn-Out Dispute Notice is provided within such ten Business Day period, then the portion of the Earn-Out Amount which is not disputed by the Group’s Representative in the Earn-Out Dispute Notice shall be payable by the Purchasers pursuant to Section 2.4(c)(ii)) within five (5) Business Days from receipt of the Earn-Out Dispute Notice. The portion of the Earn-Out Amount which is disputed by the Group’s Representative in the Earn-Out Dispute Notice shall be governed by Section 2.4(d).

(iv)	For purposes of this Section 2.4(c):

(A)	“Gross Revenue” means the gross revenue of the Business, calculated in accordance with Schedule U and, otherwise, in accordance with GAAP;

(B)	“Net Revenue” means the gross revenue of the Business less any associated third party costs, including, but not limited to, all support and maintenance costs, hardware costs, payment processing costs, hosting, software, license or maintenance royalties, professional services, consultant’s fees, third party commissions or referral fees, all calculated in accordance with GAAP;

(C)	“EBITA” shall mean the income of the Business before interest, amortization and tax expenses, calculated in accordance with GAAP, excluding all employee severance and other costs and expenses related to employee terminations or reductions in force. “EBITA” shall also exclude costs and expenses associated with the financial reporting and administration functions of the Business, but shall include, in lieu thereof, a charge for such functions equal to three percent (3%) of Net Revenue for the applicable calendar year.

(d)	Procedure For Earn-Out.

(i)	During the 15 day period following the Purchasers’ receipt of an Earn-Out Dispute Notice, the Purchasers and the Group’s Representative shall attempt in good faith to resolve the disagreement with respect to the Earn-Out Statement and during the period from the date on which Purchasers deliver the Earn-Out Statement through such 15 day period the Purchasers will cause the Group’s Representative to be provided with access at reasonable times, following reasonable notice, to books and records relevant to sales and expenses of the Business for the purposes of verifying the Earn-Out Statement. If the Group’s Representative and the Purchasers are unable to resolve any such disagreement within such 15 day period, the matter shall be submitted to an independent accounting firm of national reputation reasonably acceptable to the Purchasers and the Group’s Representative (an “Independent Firm”). In connection with such engagement, the parties will each execute, if requested by the Independent Firm, a reasonable engagement letter including customary indemnities. Promptly after such engagement of the Independent Firm, the parties will provide the Independent Firm with a copy of this Agreement, the Earn-Out Statement, and the Earn-Out Dispute Notice. The Purchasers and the Group’s Representative may each submit one position statement accompanied by supporting documentation to the Independent Firm. The Independent Firm will have the authority to request in writing such additional written submissions from the parties as it deems appropriate, provided that a copy of any such submission will be provided to the other party at the same time as it is provided to the Independent Firm. The parties will not make any additional submission to the Independent Firm except pursuant to such a written request by the Independent Firm. The parties will not communicate orally or in written form (or permit any of their Affiliates to communicate) with the Independent Firm without providing the other party a reasonable opportunity to participate in such communication with the Independent Firm (other than with respect to written submissions to the Independent Firm, a copy of which shall also be provided to the other party). The parties shall use commercially reasonable efforts to cause the Independent Firm to render its determination on the matter within thirty (30) days of its submission. Such determination shall be, for all purposes, conclusive, non-appealable, final and binding upon all parties to this Agreement. Once such determination is made, any resolved Earn-Out Amount shall become immediately payable by the Purchasers pursuant to Section 2.4(c)(ii). The fees and expenses of the Independent Firm will be borne by the Group, on the one hand, and the Purchasers, on the other hand, in the same proportion that the dollar amount of disputed items lost by the Group, on the one hand, or the Purchasers, on the other hand, bears to the total dollar amount in dispute resolved by the Independent Firm. Each party will bear the fees, costs and expenses of its own accountants and all of its other expenses in connection with matters contemplated by this Section 2.4(d).

(e)	The Group acknowledges that the Group may not be entitled to any payment of the Earn-Out Amount pursuant to Section 2.4(c). With the understanding and agreement that the Purchasers shall operate the Business and manage the affairs of the Business from and after the Closing Date in their sole discretion, prior to December 31, 2018, the Purchasers undertake to the Group that they will:

(i)            not require or do any act the sole or main purpose or effect of which is to adversely affect the Gross Revenue or the EBITA of the Business; and

(ii)            use good faith business judgment relating to the continued development, marketing, servicing and contracting with respect to the products and services provided by the Business; and

(iii)            act fairly and in good faith with regard to the Group’s interest in the Earn-Out Amount (provided that the Purchasers shall always be entitled to incorporate a long term perspective in conducting the Business over the applicable earn-out period in balancing the wide variety of business decisions facing it from time to time), unless in the reasonable opinion of the board of directors of the Purchasers, the continuing of the Business unchanged will result in unreasonable costs or the Business no longer having a reasonable prospect of achieving profitability, or a material adverse change in the market or outlook of the Business having occurred.

2.5	Determination of Amounts; Elections. The Group and the Purchasers covenant and agree with each other that the Purchase Price shall be allocated among the Assets as set forth on Schedule N attached hereto. The Group and the Purchasers agree to cooperate in the filing of such elections under applicable tax codes or statutes as may be necessary or desirable to give effect to such allocation for tax purposes. The Group and the Purchasers agree to prepare and file their respective tax returns in a manner consistent with the aforesaid allocations and elections. If any party fails to file its tax returns, including IRS Forms 8594, if applicable, as aforesaid, it shall indemnify and save harmless the other of them in respect of any additional tax, interest, penalty and legal and/or accounting costs paid or incurred by the other of them as a result of the failure to file as aforesaid.

2.6	Base Purchase Price Adjustment and Payment of Holdback Amount.

(a)	The Base Purchase Price has been determined on the basis that the Net Tangible Assets will have a value on the Closing Date equal to the Estimated NTA, to be calculated consistent with the methodology set out in Schedule M.

(b)	Subject to Section 2.6(g) and Section 2.6(h), within two hundred and seventy (270) days after the Closing Date the Purchasers shall deliver to the Group’s Representative the Closing Date Balance Sheet including a statement indicating the value of the Net Tangible Assets as at the Closing Date (such value being the “Closing NTA”), prepared in accordance with Schedule M, setting forth (i) the Closing Date Balance Sheet, along with any required schedules and supporting documentation, and (ii) the Purchasers’ calculation of the Closing NTA. The Group’s Representative shall have sixty (60) days following receipt of the Closing Date Balance Sheet to review the Closing Date Balance Sheet (the “Review Period”). Each party shall provide to the other party access to the books and records reasonably related to the preparation of the Closing Date Balance Sheet and the calculations and information set forth therein, and shall work cooperatively to verify the information set forth therein. If the Group’s Representative desires to accept the Purchasers’ calculation of the Closing NTA, it may do so by delivering written notice of such acceptance to the Purchasers, and the Closing NTA as calculated by the Purchasers shall be binding on the parties as of the date of Purchasers’ receipt of such notice of acceptance. If the Group’s Representative desires to dispute the calculation of the Closing NTA, or any of the information or calculations set forth therein, it may do so by delivering written notice of such dispute to the Purchasers prior to the end of the Review Period. If the Group’s Representative delivers such a notice of dispute, the parties will work together in good faith to resolve the same for a period of thirty (30) days (or such longer period as they may agree in writing). If the Group’s Representative and the Purchasers have not been able to agree upon a resolution of any dispute within such thirty (30) day (or longer agreed) period, then any such dispute shall be resolved by an independent accounting firm (the “Reviewing Accountant”) selected jointly by the Group’s Representative and the Purchasers. If the parties cannot agree on a Reviewing Accountant within 10 days, they shall each appoint an accountant, and those appointed accountants will, within 10 days thereafter, select a third accountant to act as the Reviewing Accountant. The Reviewing Accountant shall be instructed to resolve any matters in dispute as promptly as practicable, but in no event more than thirty (30) days after submission. The fees of the Reviewing Accountant will be borne equally by the Group (on the one hand) and the Purchasers (on the other hand). The determination of the dispute by the Reviewing Accountant shall be resolved in writing fully, finally and exclusively by the Reviewing Accountant and shall be final and binding on the parties hereto upon receipt of such written determination. The final determination of the Closing NTA shall be deemed to have occurred on the applicable of (x) the date of receipt by Purchasers of a notice of acceptance from the Group, (y) the date of the resolution by the parties of any disputes with respect to the Closing NTA (as such resolution is evidenced in a writing), or (z) the date of receipt by the parties of the written determination of the Reviewing Accountant, and the date of such determination shall be the Holdback Release Date, if such date is more than eighteen (18) months after the Closing Date.

(c)	If the Closing Date Balance Sheet shows the Closing NTA to be equal to or greater than the Estimated NTA (any excess being the “Excess”), then on the Holdback Release Date, the Group shall be entitled to require and receive release of the Holdback Amount from the Purchasers, and the Purchasers shall pay to the Group the Holdback Amount plus the amount of the Excess, and the Base Purchase Price will be increased by the amount of the Excess.

(d)	If the Closing Date Balance Sheet shows the Closing NTA is less than the Estimated NTA (the amount of the difference, expressed as a positive number, being the “Shortfall”) and the Shortfall is less than the Holdback Amount, then on the Holdback Release Date, the Purchasers shall pay to the Group the Holdback Amount less the Shortfall, and the Base Purchase Price will be reduced by the Shortfall.

(e)	If the Closing Date Balance Sheet shows the Shortfall is equal to or greater than the Holdback Amount, then on the Holdback Release Date, the Purchasers shall be entitled to retain the entire Holdback Amount, and the Group shall pay to the Purchasers the full amount of the Shortfall less the Holdback Amount, and the Base Purchase Price will be reduced by the Shortfall.

(f)	Notwithstanding Sections 2.6(c) and (d) and subject to Section 2.11, the Purchasers shall be entitled to withhold from any payment of the Holdback Amount an amount in respect of any Claim of the Purchasers under the representations and warranties of the Group and Warrantor or any of the indemnities contained in this Agreement.

(g)	The Group shall make a one-time cash payment of three hundred thousand United States Dollars ($300,000) to the Purchasers on such date that is three (3) Business Days after the Closing Date (“Preliminary NTA Payment”).

(h)	Notwithstanding the process described in Sections 2.6(a) through 2.6(e), within ninety (90) days from the Closing Date, the Purchasers shall deliver to the Group’s Representative a preliminary version of the Closing Date Balance Sheet (the “Preliminary Closing Date Balance Sheet”) including a statement indicating the preliminary value of the Closing NTA (“Preliminary Closing NTA”), prepared in accordance with Schedule M, setting forth (i) the Closing Date Balance Sheet, along with any required schedules and supporting documentation, and (ii) the Purchasers’ calculation of the Preliminary Closing NTA. For greater certainty, the Preliminary NTA Payment shall be counted as a Tangible Asset for the purposes of determining the Preliminary Closing NTA and the Closing NTA. The procedures and timelines set forth in Section 2.6(b) with respect to the final determination of the Closing NTA in connection with the Closing Date Balance Sheet shall apply with respect to the determination of the Preliminary Closing NTA in connection with the Preliminary Closing Date Balance Sheet. If the agreed or determined Preliminary Closing NTA indicates that there is an Excess, such Excess shall be paid to the Group by the Purchasers on the date that is one hundred and twenty (120) days after the Closing Date or, if later, five (5) Business Days after the agreement or determination of the Preliminary Closing NTA (or if not a Business Day, the next following Business Day) as a preliminary payment in respect of the Net Tangible Assets (the “Preliminary Excess Payment”). If the agreed or determined Preliminary Closing NTA indicates that there is a Shortfall, such Shortfall shall be paid to the Purchasers by the Group on the date that is one hundred and twenty (120) days after the Closing Date or, if later, five (5) Business Days after the agreement or determination of the Preliminary Closing NTA (or if not a Business Day, the next following Business Day) as a preliminary payment in respect of the Net Tangible Assets (the “Preliminary Shortfall Payment”). For greater certainty, the Preliminary Excess Payment or Preliminary Shortfall Payment shall, as applicable, be commensurately reduce any payment of Shortfall or Excess that is ultimately determined to be payable in accordance with the finally determined Closing Date Balance Sheet in accordance with Sections 2.6(a) through 2.6(e).

2.7	Assumption of Certain Obligations, Commitments and Liabilities.

(a)	Except as otherwise expressly provided herein, the Purchasers will assume, discharge and perform only those obligations, commitments and liabilities of the Group under the Assumed Contracts to the extent arising after the Closing Date, including, without limitation, obligations under warranties made in the Assumed Contracts, except that the Purchasers shall not assume or agree to pay, discharge or perform any liabilities or obligations (x) arising out of any breach or default (including for this purpose any event which, with notice or lapse of time or both, would constitute such a breach or default by the Group of any provision of any Assumed Contract, including liabilities or obligations arising out of the Group’s failure to perform any Assumed Contract in accordance with its terms prior to the Closing Date, but excluding for this purpose (i) any third party requests for corrections or services made in the ordinary course of business under software performance or service warranties included in any Assumed Contract and (ii) service or performance obligations of the Group arising in the ordinary course of business under any Assumed Contract (and not as a result of any breach of an Assumed Contract) where such obligation remains to be performed as of the Closing Date, (y) owed to a related party of the Group, or (z) that relates to any indemnity, defense or hold harmless provision or agreement for occurrences prior to the Closing Date.

(b)	Effective as of the Closing Date, and other than as expressly set forth in Section 2.7(a), the Purchaser will assume, discharge and perform the Tangible Liabilities and no other liabilities of the Group of any nature.

(c)	Except as provided in Sections 2.7(a) and 2.7(b), the Purchasers shall only be responsible for liabilities, commitments and obligations arising out of or based upon the Purchasers’ ownership and operation of the Assets from and after the Closing Date.

2.8	Obligations, Commitments and Liabilities Not Assumed. All liabilities, commitments or obligations (known or unknown, contingent or absolute and whether or not determinable as of the Closing Date) not expressly assumed by the Purchasers hereunder are being retained solely by the Group (the “Retained Liabilities”), who shall remain solely liable therefor unconditionally and without right of set-off. The Group hereby irrevocably and unconditionally waives and releases the Purchasers from all Retained Liabilities, including any Retained Liabilities created by statute or common law. Except as otherwise expressly provided herein, the Purchasers do not assume and will not be liable for any obligations, commitments or liabilities of the Group whatsoever including, without limiting the generality of the foregoing:

(a)	Any liability for taxes of the Group of any nature and any tax payable with respect to the Business or the Assets for any tax period or portion thereof ending on or prior to the Time of Closing and any taxes payable with respect to any business, assets, properties, or operations of Group other than the Business, for any taxable period;

(b)	Any indebtedness, liability or obligation of the Group owing to its bankers, its shareholders or any other lender to the Group;

(c)	Any obligations of the Group in respect of policies of insurance on the life of any Principal;

(d)	Any Claims arising out of the conduct of the Business by the Group prior to the Time of Closing;

(e)	Any liability or obligation with respect to employment or consulting agreements of any nature and compensation or employee benefits of any nature owed to any employees, former employees, agents or independent contractors of the Group, whether or not employed by the Purchasers after the Closing Date, that (i) arises out of or relates to the employment/independent contractor or service provider/independent contractor relationship between the Group and any such individuals, (ii) arises out of or relates to any Benefit Plan or (iii) arises out of or relates to events or conditions occurring on or before the Closing Date;

(f)	Any liability or obligation arising out of or relating to any Benefit Plan, any other compensation or benefit arrangement sponsored by or contributed to by the Group at any time, or any benefit plan sponsored by or contributed to at any time by any person (A) that is a shareholder of a controlled group (determined for purposes of Section 4001(a)(14) of ERISA) which includes the Group or (B) that is a shareholder of a group of persons which includes the Group that is treated as a "single employer" under Section 414 of the Code (an “ERISA Affiliate”), including, but not limited to, any liability arising under ERISA or the Code;

(g)	Any liability or obligation of the Group or the Warrantor existing as a result of any act, failure to act or other state of facts or occurrence which constitutes a breach or violation of the Group’s representations, warranties and covenants contained in this Agreement or any other document executed or delivered in connection herewith;

(h)	Any liability under applicable bulk transfer laws, or similar statutes, laws or regulations, including, without limitation, state or local tax laws or creditor related laws, arising as a result of the transactions contemplated by this Agreement;

(i)	Any liabilities or obligations arising out of or relating to the ownership or operation of the Group’s assets or facilities prior to the Closing Date, including land, property, and buildings;

(j)	Any obligation arising under any contract or agreement that is not an Assumed Contract; and

(k)	Any liabilities arising under the Workers Adjustment and Retraining Act (“WARN”) for the Group effectuating in the past, now or in the future a “plant closing” or a “mass layoff”, as such terms are defined under the WARN, at any site of employment, facility or operating unit.

2.9	Consents of Third Parties. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, certification, approval, license, order, registration, certificate or claim included in the Assets which is by its terms or by law nonassignable without the consent of the other party or parties thereto (the “Assignment Exception Contracts”), including those agreements listed in Schedule 2.9 hereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by the Group would, as a matter of law, pass to the applicable Purchaser as an incident of the assignments provided for by this Agreement. In order, however, to provide the applicable Purchaser with full realization and value of every Assignment Exception Contract, the Group agrees that on and after the Closing Date, it will, at the request and under the direction of the applicable Purchaser, in the name of the Group or otherwise as the applicable Purchaser shall specify, take all commercially reasonable actions (including, without limitation, the appointment of the applicable Purchaser as a subcontractor to the Group) and do or cause to be taken all such commercially reasonable actions as shall in the reasonable opinion of the applicable Purchaser or its counsel be necessary or proper (a) to provide to the applicable Purchaser the material benefits of any and all Assignment Exception Contracts for their respective terms (or any right or benefit arising thereunder, including the enforcement for the benefit of the applicable Purchaser of rights of the Group against a third party thereunder), (b) to assure that the rights of the Group under the Assignment Exception Contracts shall be preserved for the benefit of the applicable Purchaser and (c) to facilitate receipt of the consideration to be received by the Group in and under every Assignment Exception Contract, which consideration shall be held in trust for the benefit of, and shall be delivered to, the applicable Purchaser. When a consent or approval for the sale, assignment, assumption, transfer, conveyance and delivery of an Assignment Exception Contract is obtained, the Group shall promptly assign, transfer, convey and deliver such Assignment Exception Contract to the applicable Purchaser, and the applicable Purchaser shall assume the obligations under such Assignment Contract to the applicable Purchaser from and after the Closing Date pursuant to an assignment and assumption agreement. Nothing in this Section 2.9 shall in any way diminish the Group’s obligations hereunder to obtain consents and approvals and to take all such other actions as are necessary to enable the Group to convey or assign all of the Group’s rights and interests in the Assumed Contracts to the Purchasers. With respect to those Assignment Exception Contracts listed in Schedule 2.9, the Group agrees to use commercially reasonable efforts to obtain such consents within eighteen (18) months of the date of this Agreement, on and subject to the terms set forth in such Schedule 2.9.

2.10	Closing. The sale and purchase of the Assets shall be completed at the Time of Closing at the office of the Jonas Canada and may be consummated by exchange of electronic or facsimile copies of documents. All acts and proceedings to be taken and all documents to be executed and delivered by the parties at the Time of Closing shall be deemed to have been taken and executed simultaneously, and, except as permitted hereunder, no acts or proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed and delivered.

2.11	Setoff of Claims.

(a)	In addition to any other rights that the Purchasers may have pursuant to this Agreement, the Purchasers will have the right but not the obligation, subject to the terms and conditions of Section 2.4 and this Section 2.11, to withhold from the Holdback Amount, the Excess, and any Earn-Out Amount, if any, an amount equal to the amount of any asserted yet unresolved Claims and to set off such withheld amount against amounts for which the Purchasers have not been fully paid or compensated in respect of such Claims and for which Claims the Purchasers are otherwise entitled to be indemnified by the Group or Warrantor under this Agreement.

(b)	If, prior to a payment date for any of the Holdback Amount, the Excess, or any Earn-Out Amount, if any, such a Claim has not been finally determined, then if the Purchasers believes that it has a bona fide and reasonable basis for asserting such Claim, the Purchasers may, by providing written notice to the Group, withhold from the applicable payment to be made in relation to any of the Holdback Amount, the Excess, or any Earn-Out Amount, if any, the reasonably anticipated amount of such Claim pending resolution of such Claim. Such notice shall include the amount to be withheld and the basis for such action.

(c)	If (and when) such a Claim is finally determined to be a Claim for which the Group or Warrantor must indemnify the Purchasers, the amount of such finally determined Claim shall be withheld from, and shall setoff and reduce (in each case to the extent then outstanding), the amounts due in relation to the Holdback Amount, the Excess, or any Earn-Out Amount, if any. If all or any portion of any such Claims remain to be paid by the Group or Warrantor after giving effect to this Section 2.11(c), they shall be paid by the Group or Warrantor, as applicable.

(d)	If (and when) such a Claim is finally determined to be a Claim for which the Group or Warrantor are not obligated to indemnify the Purchaser, then, if the payment date in respect of the Holdback Amount, the Excess, or any Earn-out Amount, if any, as applicable, with respect to such Claim has then passed, the amount that was withheld in respect of such payment(s) shall promptly, and in any event within five (5) Business Days, be paid to the Group or Warrantor, as applicable.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Group and Warrantor’s Representations and Warranties. Knowing that the Purchasers rely thereon, PSMS Seller, SMI Seller, Canadian Seller, and the Warrantor, jointly and severally, represent and warrant to the Purchasers as of the Closing Date (unless another date is specifically set forth in a representation or warranty, in which case the representation or warranty shall be as of that date), as follows:

(a)	Corporate. The PSMS Seller is a corporation duly incorporated, organized and subsisting under the laws of the State of Delaware with the power to own its assets and to carry on its business and, except where the failure to do so would not have a Material Adverse Effect, has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the PSMS Seller is subject. The SMI Seller is a limited liability company duly organized and subsisting under the laws of the state of Delaware, with the power to own its assets and to carry on its business and, except where the failure to do so would not have a Material Adverse Effect, has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the SMI Seller is subject. The Canadian Seller is an unlimited liability company duly organized and subsisting under the laws of the Province of Nova Scotia with the power to own its assets and to carry on its business and, except where the failure to do so would not have a Material Adverse Effect, has made all necessary filings under all applicable corporate, securities and taxation laws or any other laws to which the Canadian Seller is subject. Each member of the Group is in good standing in its jurisdiction of organization. Each member of the Group is duly registered or qualified to carry on business in all jurisdictions in which it is required to so register or qualify as a result of the conduct of its business or the ownership of its property or assets, except where the failure to do so would not have a Material Adverse Effect. A complete and correct description of the issued and outstanding equity interests of the Group is set forth in Section 3.1(a) of the Disclosure Schedule. The Warrantor is the direct beneficial and registered owner of all the equity interests of the PSMS Seller, the PSMS Seller is the sole member of the SMI Seller, and the SMI Seller is the direct beneficial and registered owner of all the equity interests of each of the Canadian Seller, all as set out in Section 3.1(a) of Schedule D.

(b)	Authority. Each member of the Group and the Warrantor has good and sufficient power, authority and right to enter into and deliver this Agreement and the Group has the power, authority and right to transfer the legal and beneficial title and ownership of the Assets to the Purchasers free and clear of all Liens, other than Permitted Liens, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary action on the part of the Group and the Warrantor. To the knowledge of the Group and the Warrantor, no approval, order, consent or filing with any governmental authority (including any regulatory authority and agency) is required on the part of the Group or the Warrantor in connection with the execution, delivery and performance of this Agreement, other than filings not required to be made prior to the Closing Date.

(c)	Binding Agreement. This Agreement and all other agreements, in connection with this Agreement to be executed by the Group and the Warrantor constitute valid and legally binding obligations of the Group and the Warrantor, as applicable, enforceable against each member of the Group or Warrantor, as the case may be, in accordance with their terms subject to applicable bankruptcy, reorganization or insolvency and similar laws and to equitable remedies being always in the discretion of a court.

(d)	No Options. There is no contract, option or any other right of another binding upon the Group or which at any time in the future may become binding upon the Group to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber the Assets other than pursuant to the provisions of this Agreement.

(e)	No Conflict. Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Group or the Warrantor will conflict with, result in the violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation to repay or loss of any benefit under:

(i)	any of the provisions of the organizational documents of the Group,

(ii)	except for the Assignment Exception Contracts, any agreement or other instrument to which the Group or the Warrantor is a party or by which the Group or the Warrantor is bound, or

(iii)	any law, rule or regulation applicable to the Group or the Warrantor.

(f)	Books and Records. The books and records of the Group are true and correct and present fairly and disclose in all material respects the financial position of the Group and all material financial transactions and legal and company proceedings of the Group have been accurately recorded in such books and records.

(g)	Financial Statements.

(i)	Latest Annual Financials. The financial statements of the Group consisting of the Balance Sheet as of the Balance Sheet Date and statements of income, and changes in financial position for the period ended on the Balance Sheet Date (hereinafter collectively referred to as the “Financial Statements”), copies of which are attached hereto as Schedule A:

(A)	Are in accordance with the books and accounts of the Group as at and for the period ended on the Balance Sheet Date,

(B)	Are true and correct and present fairly the financial position of the Group as at and for the period ended on the Balance Sheet Date,

(C)	Have been prepared in a manner consistent with GAAP, consistently applied, other than as set forth in Section 3.1 (g)(i)(C) of Schedule D, including the absence of notes required to be provided under GAAP (and provided further that any matters for which notes would be required under GAAP would not create or result in a Material Adverse Effect); and

(D)	Present fairly all of the assets and liabilities of the Group as at and for the period ended on the Balance Sheet Date.

(ii)	Interim Financials. The financial statements of the Group for the six months ended on the Interim Date, a copy of which is attached hereto as Schedule O:

(A)	Are in accordance with the books and accounts of the Group, as at and for the period ended on the Interim Date;

(B)	Are true and correct and present fairly the financial position of the Group, as at and for the period ended on the Interim Date;

(C)	Have been prepared in a manner consistent with GAAP, consistently applied, other than as set forth in Section 3.1 (g)(i)(C) of Schedule D, including the absence of notes required to be provided under GAAP (and provided further that any matters for which notes would be required under GAAP would not create or result in a Material Adverse Effect); and

(D)	Present fairly all of the assets and liabilities of the Group, as at and for the period ended on the Interim Date.

(h)	Financial Position. Since the Interim Date and as of the Closing Date: (i) the Business has been carried on in its usual and ordinary course and the Group has not entered into any transaction (including any transfer or sale of assets) out of the usual and ordinary course of the Business; (ii) there has been no Material Adverse Effect; (iii) no single capital expenditure in excess of $10,000 or capital expenditures in the aggregate in excess of $50,000 have been made or authorized by the Group; (iv) the Group has not materially changed its price lists, manner of pricing or billing, or the credit lines it makes available to customers; and (v) the Group has no outstanding liabilities except trade debts incurred in the usual and ordinary course of business and shown on the list of payables set out in Schedule I. The Group has no outstanding guaranties or endorsements (other than endorsements of notes, bills and checks presented to banks for collection or deposit in the ordinary course of business) of any nature.

(i)	Intellectual Property.

(i)	Owned Intellectual Property. Other than the Licensed Technology, and except as set forth in Section 3.1(i) of Schedule D, the Group owns and has exclusive and good title to all of the intellectual property (which for purposes of this clause (i) and subsections 3.1(l) and (p) includes the Software and related training materials) that is used or has been used in the past five years prior to the Closing Date by the Group in the Business. Schedule C sets forth a full, complete and true list of all patents, trade-marks, registered copyrights, trade names and service marks, and any applications therefor included in the Intellectual Property, and specifies the jurisdictions in which such Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners, together with a list of all of the Group's currently marketed software products and an indication as to which, if any, of such software products have been registered for copyright protection with the United States, Canada or other relevant copyright office and any foreign offices and by whom such items have been registered. Other than the Licensed Technology, the Group owns all right, title and interest in and to (free and clear of any Liens, other than Permitted Liens) the Intellectual Property, and has the right (and except as set forth in Section 3.1(i) of Schedule D, is not contractually obligated to pay any compensation, royalty or fee to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property is being used. Group has taken commercially reasonable measures to protect its Intellectual Property. The Intellectual Property is in full force and effect and has not been used or enforced, or failed to be used or enforced, in a manner that would result in its abandonment, cancellation or unenforceability. To the extent any of the Intellectual Property has been registered, such registration is active and not subject to any claim, dispute or other controversy. The Intellectual Property, together with the Licensed Technology, collectively constitutes all of the intellectual property necessary to enable the Group to distribute the current products offered by the Group in the Business. The Group has not transferred ownership of the Intellectual Property to any other person. To the Group’s knowledge, there is no and has not been any unauthorized use, infringement or misappropriation of any of the Intellectual Property by any person, former employee or other third party. The Group has not brought a proceeding alleging infringement of the Intellectual Property or breach of any license or agreement involving the Intellectual Property against any third party

(ii)	Licensed Technology. Section 3.1(i)(ii) of the Schedule D lists all third party software and any other technology and technical information (other than the Third Party Programs referred to in Section 3.1(j)(iv)) licensed to the Group by third parties other than commercially available software having a one-time or annual license price of less than $50,000 per program (such material, together with the Third Party Programs, the “Licensed Technology”). The Group is using or holding the Licensed Technology with the consent of a license from the owner of such Licensed Technology pursuant to an Assumed Contract. The Group has, and except as set forth in Section 3.1(i)(ii) of Schedule D, as a result of the transactions contemplated hereby, Jonas Canada will have, the right to use, pursuant to valid licenses, all Licensed Technology, including in the creation, modification, compilation, operation or support of the Software.

(j)	Software.

(i)	Developers. The individuals and contracting entities (the “Developers”) listed in Section 3.1(j)(i) of Schedule D represent those persons or entities who have been engaged in writing the Software during the seven (7) years prior to the Closing Date;

(ii)	Status of Developers. Except as disclosed in Section 3.1(j) (ii) of Schedule D, all Developers, at the time they wrote the Software, were either full-time employees of the Group employed as software programmers, or they were contractors who assigned their intellectual property rights in the Software to the Group pursuant to written agreements.

(iii)	Government Funding. No government funding, facilities of a university, college or other educational institution or research centre or funding from third parties (other than affiliates of the Group) was used in the development of the Software, other than the Third Party Programs;

(iv)	Third Party Software. Except for the third party software (“Third Party Programs”) listed in Section 3.1(j) (iv) of Schedule D, the Software neither contains nor embodies nor uses nor requires any third party software, including development tools and utilities, and the Software, together with the Third Party Programs, contains all materials necessary for the continued maintenance and development of the Software as presently maintained and developed by the Group. Except as disclosed in Section 3.1(j)(iv) of the Schedule D, no Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software. To the extent that Open Source Material was or is used in, incorporated into, integrated or bundled with any of the Software, none of such Open Source Material is compiled together with, or is otherwise used by or incorporated into the Software in a manner that would require any portion of the Software to be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) be redistributable at no charge;

(v)	Third Party Licenses. Copies of all the license, distribution and maintenance agreements for the Third Party Programs have been provided by the Group to the Purchasers, except in respect of Third Party Programs that are shrink-wrapped, click-wrapped or downloaded software and that are purchased off-the-shelf by the Group in order to be passed through to the Group’s customers or to be used by the Group, and such license and distribution agreements give the Group the right to grant unlimited run-time licenses of the respective Third Party Program to the customers of the Group for the royalties set out in Section 3.1(j)(v) of Schedule D;

(vi)	Object Code. Only object code versions of the Software have been provided to those licensee customers of the Software listed in Section 3.1(j)(vi) of Schedule D, and except as identified in Section 3.1(j)(vi) of Schedule D, no person except for such licensees have been provided with a copy of the object code of the Software;

(vii)	Source Code. Except as disclosed in Section 3.1(j) (vii) of Schedule D, the source code for the Software has not been delivered or made available to any person and the Group has not agreed to or undertaken to or in any other way promised to provide such source code to any person. Except as disclosed in Section 3.1(j) (vii) of Schedule D, the source code is currently stored only in the Leased Premises. The sale of the Assets of the Group resulting from the transactions contemplated by this Agreement will not entitle any customer to obtain a copy of the source code for the Software, nor will it result in any third party being granted any right with respect to the Software or the Intellectual Property;

(viii)	Customer Licenses and Other Agreements. Schedule L includes all of the licenses, maintenance or support agreements, development contracts and all other agreements, whether written or oral (other than proposals or request for proposals which are referred to in such agreements) between the Group and licensees of the Software, copies of each of which have been made available to the Purchasers. Except as noted in Section 3.1(j)(viii) of Schedule D, all licensees of the Software have licenses which are:

(A)	transferable and assignable by the Group without prior approval or consent of the other party to such contract

(B)	non-exclusive; and

(C)	except for licenses containing modules designed for multi-property management, are single-site licenses or are SaaS subscriptions to use only object code versions of the Software;

(ix)	Customer Support Agreements. With respect to the support and maintenance agreements between the Group and users of the Software, except as noted in Section 3.1(j)(ix) of Schedule D, (A) support and maintenance fees are owed by Customer on an annual basis and the payment of which is required for continuation of the license to use the Software, and (B) the Group has not agreed with any user to limit future increases in maintenance fees (C) the Group has not billed or invoiced for support, maintenance, or hosting (or any other recurring) services for a period that is greater than one year in advance;

(x)	Software Defects. Except as listed in Section 3.1(j)(x) of Schedule D, to the knowledge of Group, as of June 30, 2015 (A) there are no problems or defects in the Software in the Software including bugs, logic errors or failures of the Software to operate as described in their related documentation or specifications, and (B) except for such disclosed problems or defects, the Software operates in accordance with its documentation and specification. Except as listed in Section 3.1(j)(x) of Schedule D, the Group has no knowledge of any actual or threatened claims for warranty services in connection with the Assumed Contracts that would involve costs to provide such services in excess of $20,000 in the aggregate for all Assumed Contracts;

(xi)	Development Plans. Section 3.1(j)(xi) of Schedule D accurately describes the current development plans for the Software;

(xii)	Disabling Devices. Except as listed in Section 3.1(j)(xii) Schedule D, the Software does not contain any disabling mechanisms or protection features which are designed to disrupt or prevent the use of the Software (including time locks, or computer viruses where such viruses are intentionally inserted by the Group);

(xiii)	Distributors. Except as listed in Section 3.1(j)(xiii) of Schedule D, there are no distributors, joint venturers, partners, sales agents, representatives or any other persons, including VARs, OEMs or resellers, who have rights to market, distribute or license the Software. No entity listed on Section 3.1(j) (xiii) of Schedule D has been guaranteed pricing for the Software. No entity listed in Section 3.1(j)(xiii) of Schedule D, and no entity that previously had rights to distribute the Software, has or had exclusive rights to do so in any geographic, product or customer market;

(xiv)	Regulatory Approvals. To the knowledge of the Group, the Group has obtained all applicable government, regulatory, technical and similar approvals in all jurisdictions where the Software is sold or may otherwise be required;

(xv)	Patent Fee Payments. All maintenance and annual fees currently due have been fully paid and all fees paid during prosecution and after issuance of any patent comprising or relating to such item have been paid on time in the correct entity status amounts;

(xvi)	PCI Compliant. To the extent the Software constitutes a payment application pursuant to the Payment Card Industry Security Standards Counsel, the Software has been and is currently PA-DSS validated as described in Section 3.1(j)(xvi) of Schedule D;

(xvii)	No Breach. Except as set forth in Section 3.1(j)(xvii) of Schedule D, the Group is not in material breach of any license, sublicense or other agreement relating to the Intellectual Property or Licensed Technology. Neither the execution, delivery or performance of this Agreement nor the consummation of the transactions contemplated hereby will contravene, conflict with, or result in any limitation on the Purchaser’s right to own or use any Intellectual Property, including any Licensed Technology or Third Party Programs. Neither the Group nor any of its products is infringing, misappropriating or making unlawful use of any Intellectual Property owned by any third party. Except as set forth in Section 3.1(j)(xvii) of Schedule D, the Group has not in the past five (5) years received any notice of any actual, alleged, possible or potential infringement, misappropriation or unlawful use by the Group or any of its products of any Intellectual Property owned by any third party. There are no proceedings pending or, to the Group’s knowledge, threatened that allege a claim of infringement of any patents, copyrights or trademarks, or violation of any trade secret or other proprietary right of any third party by the Group or any of its products. There is no proceeding pending or, to the Group’s knowledge, threatened, nor has any claim or demand been made to the Group in writing that challenges the legality, validity, enforceability or ownership of any item of the Intellectual Property.

(xviii)	Sufficiency of Licenses. Except as disclosed in Section 3.1(j)(xviii) of Schedule D, the Business has all of the licenses required to run the Business as currently conducted and each such license is fully assignable and transferable to Purchaser as an Assumed Contract.

(k)	Third Party and Customer Contracts. The Assumed Contracts listed in Schedule L are the only contracts and agreements, whether written or oral, by which the Group is bound relating to the Assets or the Business (except for Assumed Contracts entered into by the Group after June 30, 2015 in the ordinary course of business pursuant to agreements (or amendments or addenda to agreements) that are substantially similar to the Group’s standard form of agreement, or which are substantially similar in all material respects to those made in the ordinary course of business by Group) . The unfilled orders listed in Schedule L are the only obligations owing by the Group to end users of the Software in respect of prepaid but unutilized training and support services of the Group, except for such obligations entered into by Group in the ordinary course of business after June 30, 2015. Except as disclosed in Section 3.1(k) of Schedule D, the Assumed Contracts represent in each case the entire agreement of the Group and the respective parties to such contracts with respect to the subject matter thereof. Except as set forth in Section 3.1(k) of Schedule D, The Group is not in default or breach of any Assumed Contract, and to the Group’s knowledge, except as set forth in Section 3.1(k) of Schedule D, the other parties to the Assumed Contracts are not in breach or default of their respective obligations under the Assumed Contracts and, to the knowledge of the Group, there exists no condition (other than payments due in the normal course of business, event or act that, with the giving of notice or lapse of time or both, would constitute a default or breach. Except as set forth in Section 3.1(k) of Schedule D, the Group has performed all obligations required to be performed by it under the Assumed Contracts as of the date hereof. To the Group’s knowledge, no customer of the Group has indicated an intent to make any warranty claims in respect of the Software or to terminate any Assumed Contract. The Group has made no commitments to release or develop any updates, versions or releases of the Software except as may be explicitly provided in the Assumed Contracts. Except as disclosed in Section 3.1(k) of Schedule D, no Assumed Contract limits the freedom of the Group to compete in any line of business or any geographic area, or to acquire goods or services from any supplier, or establish the prices at which it may sell any goods or services. Schedule L provides a complete and correct list of the ten (10) largest suppliers to the Group (in terms of the Group’s purchases from such suppliers during the two (2) most recently completed fiscal years) of key materials and services and commodities, exclusive of utility services. In the last twelve (12) months, no such supplier has cancelled or otherwise terminated or adversely modified, or threatened to cancel or terminate or adversely modify, its relationship with the Group. The Group has received no written notice and has no knowledge that any such supplier intends to cancel or otherwise adversely modify its relationship with the Group.

(l)	Infringement. The Intellectual Property does not infringe upon or violate any intellectual property right, including copyrights, patents, trade secrets or other proprietary rights, of any third party, nor has the Group received written notice from any person claiming that the Intellectual Property infringes any third party’s intellectual property rights. Except as disclosed in the Section 3.1(l) of Schedule D, the Group has not entered into any agreement to indemnify any other person against any charge of infringement of any of the Intellectual Property.

(m)	Non-Disclosure. The Group has taken reasonable steps required to protect the Group’s rights in confidential information and trade secrets. Section 3.1(m) of Schedule D lists each current and former employee of and consultant to the Group during the past 7 years, and identifies who has signed a proprietary rights or confidentiality agreement in the Group's standard form as certified by the Group and delivered to the Purchasers and there are no breaches of any of such proprietary rights or confidentiality agreements by the Group, and to the Group’s knowledge, by the other parties thereto. To the Group’s knowledge, the employment by the Group of any of such employees does not violate any non-disclosure or non-competition agreement between an employee and a third party.

(n)	Litigation. Except as set forth in Section 3.1(n) of Schedule D, there are no actions, suits, claims in progress or proceedings (whether or not purportedly on behalf of the Group) pending, or, to the knowledge of the Group or Warrantor, threatened, against, the Group, the Intellectual Property, the Business or the Assets, or before or by any federal, provincial, municipal or other governmental court, department, commission, board, bureau, agency or instrumentality, domestic or foreign, except such actions, suits or proceedings as are disclosed in Section 3.1(n) of Schedule D. To the Group’s knowledge, there are no existing reasonable grounds on which any such action, suit, Claims or proceeding could be commenced with any reasonable likelihood of success. There is no judgment, decree, injunction, rule or order of any court, governmental authority or arbitrator outstanding against the Group or applicable to the Assets or the Business.

(o)	Orders. To the Group’s knowledge, there are no outstanding orders, notices or similar requirements relating to the Group, the Business or the Assets issued by any building, environmental, fire, health, labour or police authorities or from any other federal, state or municipal authority including, without limitation, occupational health and safety authorities, and there are no matters under discussion with any such authorities relating to orders, notices or similar requirements.

(p)	No Encumbrances. Except as set forth in Section 3.1(p) of Schedule D, the Group is the owner of the Intellectual Property and the other Assets with a good and marketable title, free and clear of all Liens, other than Permitted Liens, and any other rights of others.

(q)	Accounts Receivable; Accounts Payable. All of the accounts receivable of the Group as at the Closing Date, including details as to the customer, the amount and the age of the receivable, are set out in Schedule J hereto. The only accounts payable, debts, accrued liabilities and contingent liabilities of the Group, including any of the foregoing owing by the Group and persons not at arm's length with the Group, including all intercompany accounts, and amounts owing to governments, are set out in Schedule I. The inventory listed in Schedule F is fairly valued on the Financial Statements and can be readily sold in the ordinary course of business, except as otherwise identified in such Schedule.

(r)	Computer and Other Equipment. Schedule B sets out a complete list of the equipment used in the business of the Group, all such equipment is owned by the Group free and clear of all Liens, other than Permitted Liens and such Group equipment is sufficient to carry on the Business prior to the Closing Date as it is being presently conducted. All such equipment has been properly maintained and is in good working order for the purposes of on-going operation, subject to ordinary wear and tear for machinery and equipment of comparable age.

(s)	Insolvency. No order has been made or petition presented or resolution passed for the winding up of the Group nor has any distress execution or other process been levied against the Group or action taken to repossess goods in the possession of the Group. No steps have been taken for the appointment of an administrator or receiver of any part of the property of the Group. The Group has not made or proposed any arrangement or composition with its creditors or any class of its creditors. The Group has not been party to a transaction pursuant to or as a result of which an asset owned, purportedly owned or otherwise held by it is liable to be transferred or re-transferred to another person or which gives or may give rise to a right of compensation or other payment in favour of another person under the provisions of any bankruptcy legislation in the United States or Canada. The Group will be solvent upon the consummation of the transactions contemplated by this Agreement, where “solvent” means that the fair value of the Group’s assets are greater than its liabilities, the Group will not have an unreasonable amount of capital, and the Group will be able to meet its liabilities as they come due.

(t)	Transactions with Interested Persons. Except as set forth in Section 3.1(t) of Schedule D, neither the Group nor any direct or indirect shareholder, officer, director of the Group or, to the knowledge of the Group, employee of the Group or any affiliate of any of the foregoing owns, directly or indirectly, on an individual or joint basis, any material interest in, or serves as an officer, director or employee of, any customer, competitor or supplier of Group, or any corporation, partnership, trust or other entity or organization which has a material contract or arrangement with Group.

(u)	Sufficiency of Assets. Except as set out in Section 3.1(u) of Schedule D, the Assets are sufficient to carry on the Business consistent with past practice.

(v)	Guarantees. Except as set forth in Section 3.1(v) of Schedule D, the Group is not a party to or bound by any guarantee, indemnification, surety or similar obligation.

(w)	No Subsidiaries. Other than the other members of the Group, no member of the Group has any subsidiaries or any agreements, options or commitments to acquire any securities or, except as described in Section 3.1(w) of Schedule D, to acquire or lease any real property or assets other than, in the latter case, those assets that are to be used in the usual and ordinary course of business of the Group.

(x)	No Royalties. Except as set forth in Section 3.1(x) of Schedule D, the Group is not a party to or bound by any contract or commitment to pay any royalty, licence fee or management fee.

(y)	Employees; Independent Contractors.

(i)	The Group has no employment contract with any person except such contracts as are listed in Schedule E attached hereto and such Schedule correctly sets out whether such contracts are in writing and the employee's most recent salary with the Group (including particulars of all profit sharing, incentive and bonus arrangements applicable to the Employee), his or her start date with the Group, the name of the Seller which is the employer of such employee, and whether such employee provides services primarily in respect of the Business located in Canada, the United States, the United Kingdom, or Malaysia. Schedule E also sets out a complete list of the contracts between the Group and independent contractors. Except for remuneration paid to employees, directors and independent contractors in the ordinary course of business and made at current rates of remuneration, no payments have been made or authorized since September 1, 2015 by the Group to officers, directors, employees or independent contractors of the Group. Except for travel and business expense advances provided in the ordinary course of business and consistent with past practice, no current or former director, officer, shareholder, employee or independent contractor of the Group or any person not dealing at arm's length with any such person is indebted to the Group.

(ii)	Section 3.1(y)(ii) of Schedule D lists all Benefit Plans applicable to the Group’s employees. All Benefit Plans have been duly registered where required by, and are in compliance in all material respects and in good standing under all applicable legislation including, without limiting the generality of the foregoing, ERISA, and all required employer contributions under any such plans have been made and the applicable funds have been funded in accordance with the terms thereof of the plans and no past service funding liabilities exist thereunder. Neither the Group nor any party in interest has engaged in a transaction or transactions in connection with which the Group could be subject, individually or in the aggregate, to other civil penalties assessed pursuant to applicable law. At no time in the past five (5) years has the Group or an ERISA Affiliate ever been obligated to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA. At no time has the Group or an ERISA Affiliate ever maintained, contributed or been obligated to contribute to a plan subject to Title IV of ERISA. Neither the Group nor any ERISA affiliate has any outstanding liability under Title IV of ERISA. There is no pending or, to the Group’s knowledge, threatened claim against or otherwise involving any plan, or any fiduciary thereof, by or on behalf of any participant or beneficiary under any plan (other than routine claims for benefits), nor is there any pending or, to the Group’s knowledge, threatened claim by or on behalf of any of the plans, which has or could have a Material Adverse Effect on the Group.

(iii)	The Group has complied in all material respects with all laws, rules and regulations relating to the employment of labour, including those relating to wages, hours, pay equity, overtime, occupational safety, discrimination and the payment of social security and other payroll related taxes, and has not received any written notice alleging failure to comply in any material respect with any such laws, rules or regulations. Solely with regard to the Malaysian Employees, the Group will have discharged, at such time as contemplated in the Transitional Services Agreement, its obligations in full in relation to salary, wages, fees, commission, bonuses, overtime pay, holiday pay, sick pay, all statutory contributions (including but not limited to contributions for Malaysian Employees Provident Fund (EPF), Malaysian Social Security Origanisation (SOCSO) and Malaysian Schedule Tax Deduction purposes) and all other benefits and emoluments relating to its employees, directors and consultants. No proceedings are pending or, to the Group’s knowledge, threatened, between the Group and any employee of the Group. There is no labour strike, dispute, slowdown, representation campaign or work stoppage actually pending or, to the Group’s knowledge, threatened with respect to the Group’s employees.

(iv)	Since September 1, 2015, there has not been any increase in the rate or terms of compensation payable by the Group to, or any increase in the rate or terms of any bonus, insurance, pension, or other employee benefit plan on behalf of its employees, except increases occurring in the ordinary course of business in accordance with its customary practices (which shall include normal period performance reviews and related compensation and benefit increases) and, in respect of the U.K. Employees, there has not been any change any to their terms of employment or engagement since September 1, 2015 save as envisaged by this Section 3.1(y)(iv).

(v)	Other than any obligation on the Balance Sheet as of the Closing Date, the Group has withheld from any amount paid or credited by it to or for the account or benefit of any person, including any employee, shareholder, creditor, non-resident person or other third party, the amount of all taxes and other deductions required by any applicable laws to be withheld from any such amount and has remitted the same to the appropriate authority.

(vi)	The Group has not in the past five (5) years effectuated a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of the Group, nor has the Group been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. None of the employees of the Group has suffered an “employment loss” (as defined in the WARN Act) during the ninety (90) day period prior to the execution of this Agreement.

(vii)	With respect to the employees and former employees of the Group, there are no employee post-employment life insurance, medical or health plans in effect (other than benefits required to be provided under Section 4980B, Part 6 of Subtitle B of Title I of ERISA and any applicable state law providing for similar group health or welfare plan continuation coverages).

(viii)	Solely with respect to the Malaysian Employees, there are no pension, provident, superannuation or retirement benefit funds, schemes or arrangements under which the Group is legally obliged to provide to any of its employees or former employees or any spouse or other dependent of any of the same retirement benefits of any kind (which expression shall include benefits payable upon retirement, leaving service, death, disablement and any other benefits which are commonly provided for under provident or retirement schemes) and is not a party to any scheme or arrangement having its purpose or one of its purpose the making of such payments or the provision of such benefits.

(ix)	The Group has provided all employees with all wages, benefits, relocation benefits, stock options, bonuses and incentives, and all other compensation that became due and payable through the date of this Agreement, and all sums due for employee compensation and benefits, including pension and severance benefits, and all vacation time owing to any employees of the Group have been duly and adequately accrued in all material respects on the accounting records of the Group. All taxes due in connection with the employment of foreign residents in the United States have been fully paid.

(z)	Collective Agreements. The Group is not bound by or a party to any collective bargaining agreement.

(aa)	Bargaining Rights. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any of the Group's employees by way of certification, interim certification, voluntary recognition, designation or successor rights;

(ii)	has applied to be certified as the bargaining agent of any of the Group's employees; or

(iii)	has applied to have the Group declared a related employer or successor employer pursuant to applicable labor legislation.

(bb)	Compliance With Rules. Except as set forth in Section 3.1(bb) of Schedule D, the Group is conducting its business in material compliance with all applicable laws, rules, regulations, notices, approvals and orders. With respect to the Assumed Contracts listed in Section 3.1(bb) of Schedule D, the Group has received no notice of non- compliance and, to the knowledge of Group, there has been no material non-compliance with any with all applicable laws, rules, regulations, notices, approvals and orders. The Group is not in material breach of any law, rule, regulation, notice, approval or order and is duly licensed, registered or qualified to carry on its business as now conducted and to own its assets, and all such licences, registrations and qualifications are valid and subsisting and in good standing and none of the same contains any term, provision, condition or limitation which has or is reasonably likely to have a Material Adverse Effect on the operation of the Group or which may be materially and adversely affected by the completion of the transactions contemplated hereby. The Group, to the extent required by law, has a written privacy policy which governs its collection, use and disclosure of personal information and the Group is in material compliance with such privacy policy. All required consents to the collection, use or disclosure of personal information in connection with the conduct of the Business have been obtained.

(cc)	Taxes. All federal, state, local and foreign tax returns required to be filed by the Group have been timely filed and all such tax returns were in all material respects true, complete and correct and prepared in accordance with the requirements of the income tax or other tax laws applicable to the Group. Except as disclosed in Section 3.1(cc) of Schedule D, the Group is not currently the beneficiary of any extension of time within which to file any tax return other than as part of the consolidated returns of PAR Technology Corporation and its subsidiaries. The Group has paid all taxes that are or have been due and payable, including without limitation, income and sales taxes, and any other federal, state, foreign or local taxes, required to be paid and has filed all related tax returns required to be filed, for all taxable periods ending on or before the Balance Sheet Date. The Group does not have any liability, obligation or commitment for the payment of income taxes, corporation taxes, sales taxes or any other taxes or duties of whatever nature or kind, or interest or penalties with respect thereto, except for such taxes or duties not yet due as have arisen since the Balance Sheet Date for which adequate provision in the accounts of the Group has been made, and the Group is not in arrears with respect to any required withholdings or instalment payments of any tax or duty of any kind Group. There are no Liens with respect to taxes other than customary Liens for current taxes not yet due and payable. There are no pending audits by any federal, state, local or foreign taxing authority of any payment, return or report made or filed by the Group nor has there been any claimed failure to pay or report any kind of tax which may be assessed by any such taxing authority against the Group.

SMI Seller is registered for VAT and is a taxable person for the purposes of the Value Added Tax Act 1994. None of the U.K. Assets agreed to be sold under this Agreement to the U.K. Purchaser is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV of the Value Added Tax Regulations 1995. All VAT payable on the importation of goods, and all excise duties payable to HM Revenue & Customs payable in respect of the U.K. Assets, have been paid in full, and none of the U.K. Assets is liable to confiscation, forfeiture or distress.

(dd)	Insurance. Attached hereto as Schedule H is a true and complete list of all insurance policies maintained by the Group that also specifies the insurer, the amount of the coverage, the type of insurance, the policy number and any pending claims thereunder. The Group has not received notice of cancellation with respect to any such current insurance policy, and there is no basis for the insurer thereunder to terminate any such current insurance policy. There are no claims that are pending under any of the insurance policies.

(ee)	No Brokers. Except as set forth in Section 3.1 (ee) of Schedule D, the Group has not engaged any broker or finder in connection with the transactions contemplated by this Agreement, and no person or entity is entitled to any fee or other compensation with respect to this Agreement or the transactions it contemplates.

(ff)	Environmental Compliance. To the knowledge of the Group, the Group and the Leased Premises of the Group are in material compliance with applicable Environmental Laws. “Environmental Laws“ means all statutes, regulations, municipal by-laws, codes, ordinances, decrees, rules, protocols, orders, judicial or administrative or ministerial or regulatory judgments, orders, decisions and rulings, guidelines and policies applicable to the Group, and the Leased Premises relating to the protection of the natural environment, health and safety matters or conditions, hazardous substances, including but not limited to storage, transportation, treatment and disposal of hazardous substances, employee and product safety, releases of pollutants, contaminants, chemical or industrial, toxic or hazardous substances (the “Hazardous Substances”) into the environment or any building or structure or otherwise relating to the manufacture, processing, distributing, using, treating, storing, transporting or handling of Hazardous Substances.

(gg)	No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3.1 (including the related portions of the Schedules attached hereto), neither Group nor Warrantor nor any other person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Group or as to the future revenue, profitability or success of the Business, or any representation or warranty arising from statute or otherwise in law.

3.2	Survival of Representations, Warranties and Covenants of the Group and the Warrantor.

(a)	The representations and warranties of the Group and the Warrantor set forth in Section 3.1 will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchasers:

(i)	in the case of the representations and warranties contained in Section 3.1(cc), until the day following the expiration of any applicable statute of limitation;

(ii)	in the case of the representations and warranties contained in Sections 3.1(i), 3.1(j), and 3.1(l), until the earlier of: (i) the day following a period of five (5) years from the Closing Date and (ii) the day following the expiration of any applicable statute of limitation; and

(iii)	in the case of all other representations and warranties other than those referred to in clauses (i) and (ii) hereof, for a period of eighteen (18) months from the Closing Date and shall thereupon expire together with any right to indemnification for breach thereof unless a claim for indemnification has been made prior to such expiry date.

(b)	The covenants of the Group and the Warrantor set forth in this Agreement will survive the completion of the sale and purchase of the Assets as herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchasers in accordance with the terms thereof.

(c)	Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 3.2 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 3.2; in which case such representation and warranty shall not expire with regard to said claim; provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim. To the extent the Purchasers assert a Claim against the Group or the Warrantor for losses incurred arising from a claimed breach of representation or warranty within the applicable statute of limitations period for Purchasers’ making such Claim (and within the applicable period of survival of such representation or warranty), then, until the final resolution of such Claim, the parties hereby agree to waive, and do waive, the application of the applicable statute of limitations in respect of such Claim. For avoidance of doubt, nothing in the previous sentence shall require the Group to waive any defense with respect to the statute of limitations available to it or to the Purchasers against any third party.

3.3	Purchasers’ Representations and Warranties. The Purchasers represent and warrant to the Group and the Warrantor that:

(a)	The U.S. Purchaser is a limited liability company organized and subsisting under the laws of Delaware. The U.K. Purchaser is a corporation duly incorporated, organized and subsisting under the laws of England and Wales. Jonas Canada is a corporation duly incorporated, organized and subsisting under the laws of Ontario.

(b)	The Purchasers have good and sufficient power, authority and right to enter into and deliver this Agreement and to complete the transactions to be completed by the Purchasers contemplated hereunder, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated under this Agreement have been duly and validly authorized and approved by all necessary corporate action on the part of the Purchasers. No approval, order, consent or filing with any governmental authority (including any regulatory authority and agency) is required on the part of the Purchasers in connection with the execution, delivery and performance of this Agreement.

(c)	This Agreement and all other agreements in connection with this Agreement to be executed by the Purchasers constitute a valid and legally binding obligation of the Purchasers, enforceable against the Purchasers in accordance with its terms subject to applicable bankruptcy and insolvency laws and to equitable remedies being always in the discretion of a court.

(d)	Neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Purchasers will conflict with, result in the violation of or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation to repay or loss of any benefit under:

(i)	any of the provisions of the articles of incorporation or by-laws of the Purchasers;

(ii)	any agreement or other instrument to which either of the Purchasers is a party or by which either of the Purchasers is bound; or

(iii)	any law, rule or regulation applicable to the Purchasers.

(e)	Sufficient Funds. Purchasers have sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

(f)	Solvency. Immediately after giving effect to the transactions contemplated hereby, each of the Purchasers shall be solvent and shall: (a) be able to pay its debts as they become due; (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its business. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated hereby with the intent to hinder, delay or defraud either present or future creditors of Purchasers. In connection with the transactions contemplated hereby, each Purchaser has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.

(g)	Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to the Purchasers’ knowledge, threatened against or by either of the Purchasers or any affiliate of the Purchasers that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(h)	Independent Investigation. Each of the Purchasers has conducted its own independent investigation, review and analysis of the Business and the Assets, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Group for such purpose. Each of the Purchasers acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Group and the Warrantor set forth in Section 3.1 of this Agreement (including related portions of the Schedules thereto); and (b) neither the Group, the Warrantor nor any other person has made any representation or warranty as to the Group, the Business, the Assets or this Agreement, except as expressly set forth in Section 3.1 of this Agreement (including the related portions of the Schedules thereto).

(i)	None of the Purchasers or any parent or subsidiary of the Purchasers has been named as a defendant in any current or previous suit or proceeding commenced by or on behalf of Ameranth, Inc.

3.4	Survival of Purchasers’ Representations, Warranties and Covenants.

(a)	The representations and warranties of the Purchasers set forth in Section 3.3 will survive the completion of the transactions contemplated by this Agreement and, notwithstanding such completion, will continue in full force and effect for the benefit of the Group for a period of eighteen (18) months from the Closing Date.

(b)	The covenants of the Purchasers set forth in this Agreement will survive the completion of the sale and purchase of the Assets herein provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Group in accordance with the terms thereof.

(c)	Any representation or warranty shall survive the time it would otherwise terminate pursuant to this Section 3.4 to the extent that the party claiming indemnification for such breach shall have delivered to the other party written notice setting forth with reasonable specificity the basis of such claim prior to the expiration of such time pursuant to this Section 3.4; in which case such representation and warranty shall not expire with regard to said claim; provided, that after the delivery of any such notice, the party claiming indemnification shall expeditiously pursue the resolution of such claim. To the extent the Group asserts a Claim against the Purchasers for losses incurred arising from a claimed breach of representation or warranty within the applicable statute of limitations period for the Group’s making such Claim (and within the applicable period of survival of such representation or warranty), then, until the final resolution of such Claim, the parties hereby agree to waive, and do waive, the application of the applicable statute of limitations in respect of such Claim. For avoidance of doubt, nothing in the previous sentence shall require the Purchasers to waive any defense with respect to the statute of limitations available to them or to the Group against any third party.

4.	COVENANTS; INDEMNIFICATION

4.1	Covenants of the Group and Warrantor.

(a)	Each member of the Group and the Warrantor, jointly and severally, shall indemnify, save, hold harmless, discharge and release the Purchasers, the Limited Guarantor and their affiliates, subsidiaries, shareholders, managers, members, directors, employees and agents (collectively, the “Purchasers Indemnitees”) from and against any and all Claims arising from or based on:

(i)	Subject to Section 3.2(a), any inaccuracy, misrepresentation or omission in any representation or warranty made by the Group or the Warrantor in this Agreement or to the documents listed on Schedule T hereto be entered into in connection with the transactions contemplated hereby (collectively, the “Group's Documents”);

(ii)	Any breach of any covenant of any of the Group or the Warrantor set forth in this Agreement or in the Group's Documents;

(iii)	Any liability or other Claims or obligations, except for those disclosed in the Financial Statements or any schedule hereto (but excluding from such exception those items indicated as being subject to indemnification pursuant to Section 3.1(j)(xvii) of Schedule D and Schedule 2.9), reserved for or reflected on the Closing Date Balance Sheet or assumed by the Purchasers pursuant to Section 2.8, which arose prior to the Closing Date or in respect of services performed or products supplied to customers before the Closing Date;

(iv)	Any Claims of any employees (or former employees) in respect of or in any way arising or resulting from the termination of the employment of such employees by the Group;

(v)	Any act or omission of the Group before the Closing Date in respect of the U.K. Employees or any other employees employed by the Group in the United Kingdom prior to the Closing Date which, by virtue of the Regulations, is deemed to be an act or omission of any Purchaser;

(vi)	The Group’s failure to comply with its obligations under regulations 11, 13 and 14 of the Regulations save for where such failure is as a consequence of the failure by the Purchaers to comply with their obligations under regulation 13(4) of the Regulations; or

(vii)	Any liability or other Claims or obligations, including any legal fees, arising or resulting from, related to, or based on any actions, suits, claims in progress or proceedings, or any potential actions, suits or claims disclosed in Section 3.1(n) of Schedule D.

[Jonas Note to Draft: scope of indemnities remains subject to adjustment based on due diligence findings.]

(b)	The Group shall cause the following to occur:

(i)	The Group shall cooperate with the Purchasers after the Closing Date so that the Purchasers have reasonable access to the business records, contracts and other information existing prior to and at the Closing Date which have not previously been delivered to the Purchasers and relating in any manner to the Assets or the Business. The Group will maintain such of its business records, contracts and other information not previously delivered to the Purchasers (including all information related to any litigation or potential litigation) at its principal office or a records facility and will provide the Purchasers with reasonable access. The Group will direct third parties with whom it has or has had any relationship to provide information directly to the Purchasers, at the Purchasers’ request, concerning any aspect of that relationship, including, but not limited to, providing copies of correspondence, contracts, invoices, or any other types of records. The Group will make the Group’s present employees (and shall use reasonable efforts to make the Group’s former employees) previously or then working at the Group reasonably available, as needed, to provide explanations of any documents or information provided under this Section 4.1(b).

(ii)	The Group shall cooperate reasonably with the Purchasers and with the Purchasers’ respective representatives in connection with any steps required to be taken as part of its obligations under this Agreement, and shall (a) furnish upon request such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the Purchasers may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(iii)	Without limiting the generality of Sections 4.1(b)(i)-(ii), the Group and the Purchasers will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any tax return, amended tax return or claim for refund, determining any liability for taxes or a right to a refund of taxes or participating in or conducting any audit or other proceeding in respect of taxes relating to the Assets or the Business. Such cooperation and information shall include providing copies of relevant tax returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by taxing authorities. The Group and the Purchasers will make themselves (and use their respective commercially reasonable efforts to make their respective present and former employees previously or then working at the Group or the Purchasers, as applicable) available, on a mutually convenient basis, to provide explanations of any documents or information provided under this Section 4.1(b)(iii). Each of the Group and the Purchasers will retain all tax returns, schedules and work papers and all material records or other documents in its possession relating to tax matters relevant to the Assets or the Business for the taxable year first ending after the Closing Date and for all prior taxable years until the later of (i) sixty (60) days following the expiration of the statute of limitations of the taxable years to which such tax returns and other documents relate, plus any extensions or waivers, or (ii) six (6) years following the due date (without extension) for such tax returns. Any information obtained under this Section 4.1(b)(iii) shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or claims for refund or in conducting an audit or other proceeding.

(iv)	The Group will be liable for and will pay all taxes (whether assessed or unassessed) applicable to the Business or the Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date. Except as provided in this Section 4.1(b)(iv), all personal property taxes or similar ad valorem obligations levied with respect to the Assets for any taxable year that includes the day before the Closing Date and ends on or after the Closing Date, whether imposed or assessed before or after the Closing Date, shall be prorated between the Group and the Purchasers as of the Closing. If any taxes subject to proration are paid by the Purchasers, on the one hand, or the Group, on the other hand, the proportionate amount of such taxes paid (or in the event a refund of any portion of such taxes previously paid is received, such refund) shall be paid promptly by (or to) the other after the payment of such taxes (or promptly following the receipt of any such refund).

(c)	The Purchasers shall cooperate with the Group after the Closing Date so that the Group has access, to the extent reasonably necessary, to the business records, contracts and other information existing prior to and at the Closing Date which have been delivered to the Purchasers and relating in any manner to the Assets or the Business. The Purchasers shall cooperate reasonably with the Group and with the Group’s respective representatives in connection with any steps required to be taken as part of its obligations under this Agreement, and shall (a) furnish upon request such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the Group may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby.

(d)	The UK Purchaser and the Group consider that the transfer of the U.K. Assets pursuant to this Agreement should for VAT purposes constitute the transfer of a going concern and should accordingly fall within Article 5 of the Value Added Tax (Special Provisions) Order 1995 so as to be treated as neither a supply of goods nor a supply of services for VAT purposes and the two parties agree to use all reasonable endeavours to secure that the sale is treated as neither a supply of goods nor a supply of services under that Article but neither the Group nor the U.K. Purchaser shall be required to make an appeal to any tribunal or court against any determination by HM Revenue and Customs that the sale, or any part of it, shall not be treated as such. The Group and the U.K. Purchaser do not intend to make a joint election to HM Revenue and Customs for the U.K. Purchaser to be registered for VAT under the VAT registration number of the applicable Group member, under regulation 6(1)(d) of the VAT Regulations 1995(SI 1995/2518). Accordingly, the Group will retain and preserve any VAT records of the U.K. part of the Business for such period as may be required by law. Subject to being given reasonable notice by the U.K. Purchaser, the Group will make those VAT records available to the U.K. Purchaser or its agents for inspection and copying (at the U.K. Purchaser’s expense) and will give to the U.K. Purchaser, in such form as the U.K. Purchaser may reasonably require, such information contained in those VAT records as the U.K. Purchaser may reasonably specify.

4.2	Covenants of the Purchasers.

(a)	In addition to the other indemnities provided by the Purchasers herein, the Purchasers shall indemnify, save, hold harmless, discharge and release each of the Warrantor, and their respective affiliates, subsidiaries, shareholders, managers, directors, employees and agents (collectively, the “Warrantor Indemnitees”), from and against any and all Claims arising from or based on:

(i)	subject to Section 3.4(a), any inaccuracy, misstatement or omission in any representation or warranty made by the Purchasers in this Agreement or any other agreement to be entered into in connection with the transactions contemplated hereby or any certificates delivered or to be delivered by or on behalf of the Purchasers pursuant to the terms of this Agreement (collectively, the “Purchasers’ Documents”);

(ii)	any breach of any covenant of the Purchasers set forth in this Agreement or in the Purchasers’ Documents;

(iii)	any liability or obligation assumed by the Purchasers pursuant to Section 2.8; or

(iv)	any liability or other Claims or obligations which arise subsequent to the Closing Date or respecting services performed or products supplied by representatives of the Purchasers to customers after the Closing Date.

(b)	The Purchasers will remit to the Group any accounts receivable of the Group which may be received and collected by the Purchasers during the period commencing 180 days after the Closing Date and ending 270 days after the Closing Date and such remittance shall be made on a quarterly basis in arrears.

4.3	Cap on Claims. The following limitations shall apply with regard to Claims under this Agreement:

(a)	Except as otherwise specified herein, the Purchasers Indemnitee’s right to bring a Claim seeking indemnification under Section 4.1(a)(i) will be subject to the following:

(i)	the Purchasers Indemnitee will have provided the Group and the Warrantor with the notice referred to in Section 3.2(c) in accordance with the terms thereof;

(ii)	no Claims brought by a Purchasers Indemnitee relating to matters covered by Sections 3.2(a)(i) and (ii) may exceed, in aggregate, an amount equal to the Purchase Price; and

(iii)	no Claims brought by a Purchasers Indemnitee relating to matters other than those referred to in clause (ii) hereof, may exceed, in aggregate, $4,000,000.

(b)	Notwithstanding the foregoing, the limitations set out above do not apply to Claims of any amount arising under (i) the purchase price adjustment to be made pursuant to Section 2.6; (ii) from Fraud on the part of the Group or the Warrantor and (iii) the matters covered by Section 6 hereof.

(c)	Except as set forth in Section 4.3(d), in no event shall the total liability of the Purchasers arising from or based on any Claims seeking indemnification under Section 4.2(a)(i) brought by a Warrantor Indemnitee exceed, in aggregate, the Purchase Price.

(d)	Notwithstanding the foregoing, the limitation set out above does not apply to Claims of any amount arising from Fraud on the part of the Purchasers or the Limited Guarantor.

4.4	Notice; Right to Defend. Each party shall give reasonably prompt written notice to the other of the assertion or commencement of any third party Claim (“Third Party Claim”) in respect of which indemnity is or may be sought hereunder, other than Claims in which the parties are litigating claims against each other (“Direct Claims”). If the indemnified party fails to give such reasonably prompt notice, such failure shall not preclude the indemnified party from obtaining indemnification, but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence. The indemnifying party shall have the right and obligation to assume the defense or settlement of any Third Party Claim in respect of which it is obligated to provide indemnity hereunder; provided, however, that the indemnifying party shall not settle or compromise any such Claim without the indemnified party's prior written consent thereto, unless the terms of such settlement or compromise discharge and release the indemnified party from any and all liabilities and obligations thereunder. Notwithstanding the foregoing: (i) the indemnified party at all times shall have the right, at its option and expense, to participate fully in the defense or settlement of such Third Party Claim; and (ii) if the indemnifying party does not proceed diligently to defend or settle such Claim within 30 days after its receipt of notice of the assertion or commencement thereof, then (a) the indemnified party shall have the right, but not the obligation, to undertake the defense or settlement of such Third Party Claim for the account and at the risk of the indemnifying party, and (b) the indemnifying party shall have the right to consent to any settlement that the indemnified party may make as to such Third Party Claim which consent shall not be unreasonably withheld or delayed. Each party shall cooperate fully in defending or settling any Third Party Claim, and the defending or settling party shall have reasonable access to the books and records and personnel of the other party that are relevant to such Claim.

4.5	Bulk Sales Rules and Regulations. The parties hereto believe that, assuming compliance with this Agreement by both the Group and the Purchasers, it is both unnecessary for the protection of the Group's creditors and impracticable to comply with the bulk sales or transfer rules and regulations of the various jurisdictions in which the Assets are located. Accordingly, in the event that any creditor of the Group should make any claim against either the Purchasers or the Assets which is wholly or partially based on the premise that the sale of the Assets did not conform to the requirements of bulk sales or transfer rules and regulations of any jurisdiction in which the Assets are situated, the Group and the Warrantor agree, jointly and severally, without limitation, to indemnify and save the Purchasers harmless in principal, interest and costs, including reasonable legal fees, against and from any such claim, whether or not the claim is ultimately proved to be well founded.

4.6	Resolution of Disputes.

(a)	With respect to any dispute or disagreement hereunder, either party may initiate negotiations by providing written notice to the other party, setting forth the subject of the dispute and the relief requested. The recipient shall respond in writing within seven (7) days of receipt with its position and recommended solution to the dispute. If the dispute is not resolved by this exchange of correspondence, then representatives of each party with full settlement authority shall meet at a mutually agreeable time and place within thirty (30) days of the date of the initial notice, to attempt to resolve the dispute.

(b)	Any controversy or dispute arising out of or relating to this Agreement or the breach hereof involving a claim as between the parties hereto, shall be settled by final and binding arbitration under the rules of the American Arbitration Association, or its successor, in effect on the date of this Agreement. The parties shall jointly appoint a mutually acceptable arbitrator. If the parties fail to jointly appoint a mutually acceptable arbitrator within twenty (20) days after expiration of the thirty (30) day period referred to in 4.6(a), then the American Arbitration Association shall be instructed to appoint an arbitrator of its choice. The arbitration will be conducted at a neutral location reasonably accessible by all parties. The decision of the arbitrator shall be final and binding on all parties hereto and shall not be subject to further appeal or review.

(c)	The provisions of this Section 4.6 shall survive termination of this Agreement. Any dispute regarding the applicability of this Section 4.6 to a particular claim or controversy shall be arbitrated as provided in this Section 4.6.

(d)	The provisions of this Section 4.6 shall not apply to matters relating, in whole or in part, to Section 6.

4.7	Adjustments to Purchase Price. All amounts payable by the Group to a Purchaser Indemnitee pursuant to this Section 4 will be deemed to be a decrease to the Purchase Price. All amounts payable by the Purchasers to a Warrantor Indemnitee pursuant to this Section 4 will be deemed to be an increase to the Purchase Price.

4.8	Certain Limitations. The party making a claim under this Section 4 is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Section 4 is referred to as the “Indemnifying Party”. The indemnification provided for in Section 4.1 and Section 4.2 shall be subject to the following limitations:

(a)	The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 4.1(a)(i) or Section 4.2(a)(i), as the case may be, until the aggregate amount of all Claims in respect of indemnification under Section 4.1(a)(i) or Section 4.2(a)(i), exceeds $200,000 (the “Indemnification Threshold”), in which event the Indemnifying Party shall be required to pay or be liable for all Claims (including the amount of the Indemnification Threshold), subject, however, to the applicable cap set out in Section 4.3(a) or Section 4.3(c).

(b)	Payments by an Indemnifying Party pursuant to Section 4.1(a)(i) or Section 4.2 in respect of any Claim shall be limited to the amount of any Claim that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Indemnified Party in respect of any such Claim. The Indemnified Party shall use its commercially reasonable efforts (which for greater certainty shall mean commercially reasonable from the perspective of the Indemnified Party) to recover under its then current insurance policies, or other contractual entitlements to indemnification from third parties, in respect of any Claims for which indemnification is sought under this Agreement, provided, however, that the Indemnified Party shall be entitled, in such event, to add to the amount of the Claim against the Indemnifying Party the amount of any increase in insurance premiums payable by the Indemnified Party in respect of the three year period after such insurance claim is made (but not more than the amount of the Claim so offset by the proceeds of insurance) when such increase is solely attributable to the insurance claim being made.

(c)	Payments by an Indemnifying Party pursuant to Section 4.1 or Section 4.2 (a)(i) in respect of any Claim shall be reduced by an amount equal to any tax benefit realized in respect of such Claim by the Indemnified Party.

(d)	In no event shall any Indemnifying Party be liable to any Indemnified Party for any Consequential Damages.

(e)	Each Indemnified Party agrees that nothing in this Agreement shall in any way diminish its duty at law to take all reasonable steps to mitigate any loss or liability that may give rise to a Claim.

4.9	Exclusive Remedies. The parties acknowledge and agree that their sole and exclusive remedy with respect to any and all Claims (other than claims arising from Fraud on the part of a party hereto in connection with the transaction contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Section 4. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under law, any and all rights, claims and cause of action for any breach of any representation, warranty, covenant, agreement or obligations set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their affiliates arising under or based upon any law, except pursuant to the indemnification provisions set forth in this Section 4. Nothing in this Section 4.9 shall limit any person’s right to seek and obtain any equitable relief to which any person shall be entitled pursuant to Section 6, to seek any remedy on account of any Fraud by any party hereto.

4.10	U.K. Employee Matters.

(a)	The parties acknowledge and agree that the sale and purchase pursuant to this Agreement will constitute, in relation to the employees listed in Schedule E as providing services primarily in respect of the Business located in the United Kingdom (such employees being the “U.K. Employees” and such part of the Business being the “U.K. Business”), a relevant transfer for the purpose of the Regulations. Accordingly, this Agreement will not operate so as to terminate any of the contracts of employment of the U.K. Employees and the contracts between the relevant member of the Group and the U.K. Employees shall have the effect after the Closing Date as if originally made between the U.K. Employees and the U.K Purchaser.

(b)	If person other than the U.K. Employees alleges that their contract of employment has effect as if originally made between any Purchaser and any person as a result of the provisions of the Regulations or otherwise:

(i)	the relevant Purchaser may terminate such contract within one month of becoming aware of such contract having effect as if made by the relevant Purchaser subject to the relevant Purchaser complying with all contractual and statutory obligations in relation to such dismissal to the extent that such compliance is, in the opinion of the relevant Purchaser, reasonably practicable; and

(ii)	each member of the Group and the Warrantor shall indemnify and hold the Purchasers harmless against all costs, claims, losses, demands, liabilities and expenses (including reasonable legal expenses) that the Purchasers may suffer, incur, sustain, pay or be put to:

(A)	in connection with such contract (whether before or within 3 months after the Closing Date) and by reason of, on account of or arising out of the termination of such contract; or

(B)	arising from such contract in the period prior to the Closing Date, if the relevant Purchaser does not terminate such contract in accordance with clause 4.10(b)(i).

(c)	The Group undertakes to the Purchasers that that it has complied and shall comply in all respects with its obligations under regulations 11, 13 and 14 of the Regulations prior to the Closing Date (and that it has provided and shall provide to the Purchasers such information as the Purchasers may reasonably request in writing in order to verify such compliance prior to the Closing Date).

(d)	The Purchasers undertake to the Group that they have complied with their obligations under regulation 13(4) of the Regulations and the Purchaser shall indemnify and keep indemnified the Group from and against all Claims suffered or incurred by the Group in connection with any failure by the Purchaser to comply with its obligations under regulation 13(4) of the Regulations.

(e)	The Purchasers and the Group shall each notify the other on becoming aware of any claim which is likely to give rise to any liability to indemnify the other under this clause 4.10 and shall give each other such assistance as either may reasonably require:

(i)	to comply with the Regulations in relation to the U.K. Employees; and

(ii)	in contesting any claim by any U.K. Employee resulting from or in connection with this agreement or otherwise howsoever arising.

4.11	Malaysian Employees

(a)	In respect of the the employees listed in Schedule E as providing services primarily in respect of the Business located in Malaysia (the “Malaysian Employees”), Jonas Canada agrees that the Malaysian Employees shall be offered employment with Jonas Canada with effect from the Closing Date.

(b)	Jonas Canada and the Group will jointly inform each of the Malaysian Employees in writing of the sale of the Assets hereby agreed and will issue a notice of termination and re-employment ("Joint Notice") giving notice of termination of the Malaysian Employee's employment with the Group and containing an offer by Jonas Canada to employ such Malaysian Employee. The parties shall, whether jointly or individually, take all reasonable steps necessary to obtain the Malaysian Employee's consent to commence employment with Jonas Canada in accordance with the Joint Notice.

(c)	All salaries, wages and other emoluments and all statutory contributions (including but not limited to contributions for Employees Provident Fund and Social Security Organisation and Schedular Tax Deduction purposes), tax and all other benefits to which the Malaysian Employees are entitled and for which the Group is accountable in respect of the Malaysian Employees who will commence employment with Jonas Canada in accordance with the Joint Notice, shall be payable by the Group up to the Closing Date. Jonas Canada hereby agrees to assume all such obligations commencing from and including the Closing Date in accordance with the Joint Notice.

(d)	All or any liability (i) under any employment, severance, transfer, retention or termination agreement made by the Group with any Malaysian employee, (ii) arising from or relating to any claims or grievances by any Malaysian employee against the Group, whether or not the said employee commence employment with the Jonas Canada in accordance with the Joint Notice, and (iii) under any employee plans of the Group relating to payroll, vacation, annual leave, sick leave, employees' compensation, unemployment benefits, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for the Malaysian employees, shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by the Group.

5.	CONDITIONS

5.1	Closing Deliveries for the Benefit of the Purchasers.

(a)	At or prior to the Time of Closing, the Group shall deliver, or shall cause to be delivered, to the Purchasers the following:

(i)	Such certificates or other instruments as are listed on Schedule Q hereto;

(ii)	All appropriate federal, state, municipal or other governmental or administrative approvals or consents as are required to permit the change of ownership of the Assets contemplated hereby and to permit the Business to be carried on by the Purchasers as now conducted;

(iii)	The consent to the assignment to the applicable Purchaser of the Group's interest in the Assumed Contracts, where required by the Purchasers;

(iv)	A bill of sale and instrument of assignment with respect to the Assets (the “Assignment and Assumption Agreement”), duly executed by Group and evidence that all necessary steps and proceedings will have been taken to permit the Assets to be duly and regularly transferred to and registered in the name of the applicable Purchaser, as applicable, including without limitation the approval, by resolution, of the shareholders of the Group, as required under and in accordance with applicable law;

(v)	All such other documents or instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of the Purchasers and its counsel, be necessary to vest in the Purchasers, good, valid and marketable title to the Assets and to put the Purchasers in actual possession or control of the Assets and the Business, including, but not limited to, Trademark, Copyright and Patent assignments;

(vi)	Employment agreements (the “Employment Agreements”), which shall include non-solicitation and non-competition terms, entered into between each of the Key Employees and the applicable Purchaser substantially in the form attached as Schedule K;

(vii)	Transitional services agreement (the “Transitional Services Agreement”) in the form attached hereto as Schedule R, entered into between the Group and the Purchasers;

(viii)	All copies of the Software within the Group’s possession or control and a certificate signed by the Group’s Representative attesting that the Group no longer retains any copies of the Software other than one copy held by the Group for archival purposes only;

(ix)	Lease assignment agreements relating to the Leased Premises;

(x)	Assignment to the applicable Purchaser of the non-competition agreements made between the Group and those persons listed in Schedule W; and

(xi)	Confirmation that all Liens applicable to the Assets other than Permitted Liens have been terminated.

5.2	Closing Deliveries for the Benefit of the Group.

(a)	At or prior to the Time of Closing, the Purchasers shall deliver, or shall cause to be delivered, to the Group the following:

(i)	Such certificates or other instruments of the Purchasers or of officers of the Purchasers as are listed on Schedule S hereto;

(ii)	The Assignment and Assumption Agreement counterpart duly executed by the Purchasers;

(iii)	The Employment Agreement counterparts duly executed by the applicable Purchaser;

(iv)	The Transitional Services Agreement counterpart duly executed by the Purchasers;

(v)	Lease assignment agreements relating to the Leased Premises; and

(vi)	The Closing Payment.

6.	NON-COMPETITION; NON-DISCLOSURE

6.1	Non-Competition. In consideration of the completion of the transaction contemplated hereunder, each member of the Group and the Warrantor agrees that it will not, directly or indirectly, or through any person or entity, for a period of five (5) years from the Closing Date, in the United States, Canada or anywhere else where the Group sells its products or services, at the Time of Closing, in any form or manner, become interested in, own any interest in, invest in, lend to, borrow from, manage, control, participate in, consult with, become employed by, become a shareholder of, render services to, or in any other manner whatsoever engage in the business of the provision, licensing, marketing or servicing any software or applications, for the operation and management of hospitality businesses, including, but not limited to, hotels, resorts, inns, bed and breakfasts, spas or clubs, and training, maintenance and support services provided in relation to the same (the “Prohibited Business”), or become interested in (as more than a 5% shareholder, partner, owner, or in any other relation or capacity), any person or entity that is engaged in the Prohibited Business. This limitation does not apply to Point of Sale solutions, loyalty, catering, food-safety, task automation, back-office and/or enterprise business intelligence software or to hardware for the hospitality or retail markets. For avoidance of doubt, and without reducing the scope of the previous sentence, “Prohibited Business” shall not include any business of the Group or the Warrantor engaged in as of the date of the Closing, other than the Business being sold by the Group to the Purchasers.

6.2	Non-Disclosure. The Group and the Warrantor agrees that, subject to any applicable disclosure requirements under securities or other laws, none of them will, directly or indirectly use, disclose, divulge or communicate orally, in writing or otherwise any confidential information, trade secrets or confidential data relating to the Assets or the Business or the Purchasers to any other person, firm or corporation, and this obligation shall survive in perpetuity.

6.3	Non-Solicitation of Employees. The Group and the Warrantor agrees that for a period of two (2) years from the Closing Date, it will not, directly or indirectly recruit, solicit, divert, employ or cause to be employed by a third party any person who is an employee of the Purchasers.

6.4	Fair and Reasonable. Each of the covenants in this Section 6 is considered fair and reasonable by the parties. The Group and the Warrantor acknowledges that the restrictions contained in this Section 6 will not cause it any undue hardship and are reasonable and necessary in order to protect the Purchasers’ legitimate interests and that any violation thereof would result in irreparable injury to the Purchasers.

6.5	Enforcement of Covenants. The Group and the Warrantor expressly acknowledges that it would be extremely difficult to measure the damages that might result from any breach of the covenants in this Section 6, and that any breach of such covenants will result in irreparable harm to the Purchasers for which money damages could not adequately compensate. If a breach of the covenants occurs, the Purchasers will be entitled, in addition to all other rights and remedies that the Purchasers may have at law or in equity, to have an injunction issued by any court of competent jurisdiction enjoining and restraining the Group or the Warrantor from continuing such breach. The existence of any Claim or cause of action that the Group or the Warrantor may have against the Purchasers will not constitute a defense or bar to the enforcement of any of covenants in this Section 6.

6.6	Scope of Covenants. To the extent that any covenant in this Section 6, or any part thereof, or the application thereof, is construed to be invalid, illegal or unenforceable, then the other covenants, the other portions of such covenants and the application thereof will not be affected thereby and will be enforceable without regard thereto. If any covenant in this Section 6 is determined to be unenforceable because of its scope, duration, geographical area or other factor, then the court making such determination will have the power to reduce or limit such scope, duration, area or other factor as may be necessary to make such covenant valid and enforceable. If the Purchasers must resort to litigation to enforce any covenant in this Section 6 that has a fixed term, then the term of such covenant or covenants will be extended for a period of time equal to the period during which a breach of such covenant was occurring (such breach will be considered to have ended on the date of any interlocutory order restraining such breach, provided such order is complied with), beginning on the date of a final court order (without further right of appeal) holding that such breach occurred or, if later, the last day of the original fixed term of such covenant, but the term of such covenant will be extended only to the extent that a court determines that such covenant was breached.

7.	GENERAL

7.1	Purchaser’s Guarantee. Subject to the terms and conditions hereof, the Limited Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Group, as the primary obligor and not merely as surety, the due and punctual payment of by the Purchasers of (i) the Base Purchase Price, (ii) the Earn-Out Amount pursuant to Section 2.4(c) and (iii) the Holdback Amount pursuant to Section 2.6, subject to Purchasers’ right of setoff pursuant to Section 2.11 (the “Purchasers Guaranteed Obligations”). If the Purchasers fail to perform or observe the Purchasers Guaranteed Obligations when due, then all of Limited Guarantor’s liabilities to the Group hereunder in respect of such Purchasers Guaranteed Obligations shall, at the Group’s option, become immediately due and payable and the Group may at any time and from time to time take any and all actions available hereunder or under applicable law to enforce and collect the Purchasers Guaranteed Obligations from Limited Guarantor, including all attorneys’ fees and costs incurred by Group enforcing this guarantee. In furtherance of the foregoing, Limited Guarantor acknowledges that the Group may, in its sole discretion, bring and prosecute a separate action or actions against Limited Guarantor for the full amount of the Purchasers Guaranteed Obligations, regardless of whether any action is brought against the Purchasers. To the fullest extent permitted by law, Limited Guarantor hereby expressly and unconditionally waives any and all defenses specifically available to a guarantor. Limited Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by this Agreement and that the waivers set forth in this guarantee are knowingly made in contemplation of such benefits.

7.2	Further Assurances. The Group, each Warrantor and the Purchasers will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement. The Purchasers further agree to assume the obligations undertaken as of the Closing Date by the Group to the former Group employees listed in Schedule X regarding the immigration and work visa status of such employees, so long as such employees are employed by the Purchasers.

7.3	Transition Period. From the Closing Date until the date that is thirty (30) days thereafter the Group shall collect on the Purchasers’ behalf any monies received in respect of the Assets and the Business and shall hold such funds in trust for the benefit of the Purchasers and shall remit such funds to the Purchasers forthwith upon receipt. Notwithstanding the foregoing, the Group shall, after expiration of the Transition Period, continue to hold any such funds received or collected in trust for the benefit of the Purchasers and shall remit to the Purchasers any monies or invoices received in respect of the Business forthwith upon receipt.

7.4	Time is of the Essence. Time is of the essence in this Agreement.

7.5	Commissions. The Group and the Warrantor, jointly and severally, will indemnify and save harmless the Purchasers, from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, where such person purports to act or have acted for the Group, or the Warrantor in connection with the sale of the Assets and the Business. The Purchasers, jointly and severally, will indemnify and save harmless the Group and the Warrantor, from and against all Claims for any commission or other remuneration payable or alleged to be payable to any person in respect of the sale and purchase of the Assets, whether such person purports to act or have acted for the Purchasers in connection with the sale of the Assets and the Business.

7.6	Fees, Expenses and Taxes. Each party hereto shall bear its own legal, accounting, due diligence and out-of-pocket costs and expenses incurred by each party hereto in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto. The Group will pay all VAT, sales, use, transfer, documentary and similar taxes and any payments required for assignment in connection with the delivery of the Assets to be made hereunder.

7.7	Benefit of the Agreement. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors or permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

7.8	Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement.

7.9	Amendments and Waivers. No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

7.10	Assignment. This Agreement may not be assigned by the Group or the Warrantor without the written consent of the Purchasers but may be assigned by the Purchasers without the consent of the other parties to an associated nominee of the Purchasers provided that such associated nominee enters into a written agreement with the other parties to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchasers are bound.

7.11	Notices. Any demand, notice or other communication to be given in connection with this Agreement will be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Purchasers:

Gary Jonas Computing
8133 Warden Avenue, Suite 400 Markham, Ontario,
L6G 1B3
Attention:       Barry Symons, CEO
Email: Barry.Symons@jonassoftware.com

With a copy to:

Constellation Software Inc.
20 Adelaide Street East, Suite 1200
Toronto, Ontario
M5C 2T6
Fax: 416-861-2287
Attention:       Mark Dennison, General Counsel
Email: mdennison@csisoftware.com

To the Limited Guarantor:

Constellation Software Inc.
20 Adelaide Street East, Suite 1200 Toronto, Ontario
M5C 2T6
Fax: 416-861-2287
Attention:       Mark Dennison, General Counsel
Email: mdennison@csisoftware.com

To the Group and Warrantor:

c/o PAR Technology Corporation
PAR Technology Park
8383 Seneca Turnpike New
Hartford, NY 134Fax:
Attention:       Viola A. Murdock
Vice President, General Counsel &
Secretary Email: vi_murdock@partech.com

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

7.12	Counterparts. This Agreement may be executed by the parties in separate counterparts each of which when so executed and delivered (by facsimile transmission or otherwise) shall be an original, but all such counterparts shall together constitute one and the same instrument.

7.13	Announcements. All announcements, public notices and any other communication regarding this Agreement and the transactions contemplated hereby to be made by the Group must be approved in writing in advance by the Purchasers.

7.14	Governing Law. This Agreement is governed by and will be construed in accordance with the laws of the State of New York, without regard to conflict of law provisions thereof.

7.15	Schedules. Headings and designations in the Group Disclosure Schedules are for convenience only and shall not be used to interpret any provision of the Group Disclosure Schedules. Initially capitalized terms used in the Group Disclosure Schedules, unless otherwise defined, shall have the respective meanings assigned to such terms in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

GARY JONAS COMPUTING LTD.

By:	/s/ Barry Symons
Name: Barry Symons
Title: Director

SMS SOFTWARE HOLDINGS LLC

By:	/s/ Barry Symons
Name: Barry Symons
Title: Manager

JONAS COMPUTING (UK)LTD

By:	/s/ Barry Symons
Name: Barry Symons
Title: Director

PAR SPRINGER-MILLER SYSTEMS,INC.

By:	/s/ Ronald J. Casciano
Name: Ronald J. Casciano
Title: Treasurer

SPRINGER-MILLER INTERNATIONAL,LLC.

By:	/s/ Ronald J. Casciano
Name: Ronald J. Casciano
Title: Treasurer

SPRINGER-MILLER CANADA,ULC

By:	/s/ Ronald J. Casciano
Name: Ronald J. Casciano
Title: Treasurer

PARTECH,INC.

By:	/s/ Ronald J. Casciano
Name: Ronald J. Casciano
Title: Treasurer

Project Paradise Purchase Agreement-Signature Page

For purposes of section 7.1 only,
CONSTELLATION SOFTWARE INC.

By:	/s/ Jamal Baksh
Name: Jamal Baksh
Title: Chief Financial Officer

Project Paradise Purchase Agreement-Signature Page